EXHIBIT (a)(1)

NOVELL, INC.

OFFER TO AMEND OR REPLACE ELIGIBLE OPTIONS

JULY 3, 2007

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 11:59 P.M., EASTERN TIME, ON AUGUST 3, 2007,
UNLESS THE OFFER IS EXTENDED

Novell, Inc. (“Novell”, the “Company”, “us” or “we”) is making this offer (the “Offer”) to certain individuals to amend or replace certain outstanding stock options to purchase Novell common stock previously granted to those individuals. A stock option will be subject to this Offer only to the extent that the option meets each of the following conditions:

(i) The option was granted under the Novell, Inc. 1991 Stock Plan, the Novell, Inc. 2000 Stock Plan or the Novell, Inc. 2000 Nonstatutory Stock Option Plan (collectively, the “Plans”).

(ii) The option has a revised measurement date for financial accounting purposes as a result of the recently completed review of our option grant practices.

(iii) All or a portion of the option was unvested as of December 31, 2004.

(iv) The option is held by an individual who is, on the expiration of this Offer, a current employee of Novell (or a subsidiary of Novell) and subject to income taxation in the United States with respect to that option (an “Eligible Optionee”). However, executive officers of the Company and members of the Company’s Board of Directors are not eligible to participate in the Offer.

(iv) The option is outstanding on the expiration date of this Offer.

An option that satisfies each of the foregoing conditions is designated an “Eligible Option” for purposes of this Offer. If only a portion of the option meets the foregoing conditions (i.e. — only the portion that was unvested at December 31, 2004), then only that portion will be considered an Eligible Option, and the balance of that option will not be eligible for amendment or replacement pursuant to this Offer. The adverse tax consequences of Section 409A do not apply to options that vested on or prior to December 31, 2004.

The Offer is being made to address certain potential adverse tax consequences that may apply to the Eligible Options under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Eligible Optionees may be able to avoid such adverse tax consequences if certain changes are made to the Eligible Options. Accordingly, Novell is making this Offer so that each Eligible Optionee holding one or more Eligible Options will have the opportunity to amend or replace those options to the extent necessary to avoid such potential adverse taxation.

If an Eligible Option is tendered and accepted pursuant to the Offer, the option will be either amended or replaced. An amendment will adjust the exercise price per share originally in effect for the Eligible Option to the lower of (i) the Fair Market Value per share of Novell common stock on the revised measurement date determined for that option for financial accounting purposes and (ii) the Fair Market Value per share of our common stock on the expiration date of this Offer. The new exercise price per share will be designated the “Adjusted Exercise Price” and will become effective on the expiration date of this Offer. The option as so amended for the Adjusted Exercise Price will be designated an “Amended Option.” However, if the Adjusted Exercise Price as so determined would be the same or lower than the exercise price per share originally in effect for the Eligible Option, then that option will, on the expiration date of this Offer, be cancelled and immediately replaced with a new option that is exactly the same as the cancelled option, with the same exercise price per share, vesting schedule and expiration date, but with a new grant date, and that replacement option will be designated a “New Option.” Such cancellation and regrant is necessary to evidence the remedial action required under Section 409A with respect to an Eligible Option whose original exercise price is not increased. The “Fair Market Value” per share of our common stock on any date means the closing selling price per share of our common stock on the last market trading day prior to that date.

If only a portion of an outstanding option is an Eligible Option (i.e., the portion of the option that was unvested as of December 31, 2004), then only that portion may be amended or replaced pursuant to this Offer. The balance of that option will not be subject to this Offer and will not constitute an Eligible Option for purposes of this Offer. That balance (i.e., the portion that was vested as of December 31, 2004) will retain its original exercise price and will not be subject to adverse tax consequences under Section 409A of the Code.

Each Eligible Optionee whose Eligible Option is amended to increase the exercise price pursuant to this Offer will become entitled to a special cash bonus (the “Cash Bonus”) with respect to that option. The amount of the Cash Bonus payable with respect to each Eligible Option that is amended to increase the exercise price to the Adjusted Exercise Price will be determined by multiplying (i) the amount by which the Adjusted Exercise Price exceeds the exercise price per share originally in effect for that Eligible Option by (ii) the number of shares of Novell common stock purchasable under that option at the Adjusted Exercise Price. The Cash Bonus will be paid on the Company’s first regular payroll date in January 2008. The delay in the payment of the Cash Bonus is required by applicable Internal Revenue Service (“IRS”) regulations. The payment, when made, will be subject to collection of all applicable withholding taxes and other amounts required to be withheld by Novell. The Cash Bonus will be paid whether or not you continue in the Company’s employ through the payment date.

If you are not in the employ of Novell (or any Novell subsidiary) on the expiration date of the Offer, then none of your tendered Eligible Options will be amended or replaced, and you will not become entitled to any Cash Bonus pursuant to this Offer. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the original exercise price. If you take no other action to bring those options into compliance with Section 409A, then you may be subject to adverse taxation under Section 409A (and similar provisions under certain state tax laws). You will be solely liable for any taxes, penalties or interests you may incur under Section 409A (and similar state tax laws).

The Offer set forth in this document and the related Election Form will expire on the expiration date, currently set for August 3, 2007, unless extended (the “Expiration Date”).

If you are an Eligible Optionee, you will receive an email on the commencement date of the Offer announcing the Offer and containing a link to Novell’s Innerweb. Once you log on to the Innerweb, you will be directed to the Shareholder Services site (located at http://innerweb.novell.com/organizations/finance/shareholderservices). This site will provide a link to a personalized Election Form that contains the following information with respect to each Eligible Option you hold:

•	the grant number for that option,

•	the grant date indicated for that option in the applicable stock option agreement,

•	the number of shares subject to that option,

•	the original exercise price per share in effect for that option,

•	the revised measurement date for that option for financial accounting purposes, and

•	the fair market value per share of Novell common stock on the revised measurement date for that option.

Subject to satisfaction of the conditions to the Offer, we currently intend to accept for amendment or replacement on the Expiration Date all Eligible Options tendered by Eligible Optionees who properly accept the Offer and are employed by Novell (or a subsidiary of Novell) on the Expiration Date.

As of July 2, 2007, options to purchase approximately 37,567,115 shares of our common stock were issued and outstanding under the Plans, including Eligible Options to purchase up to approximately 1,948,829 shares of our common stock. We are making this Offer upon the terms and subject to the conditions set forth in this Offer, including the conditions described in Section 7. You are not required to accept the Offer. The Offer is not conditioned upon the acceptance of the Offer with respect to a minimum number of Eligible Options.

Although our Board of Directors has approved this Offer, neither we nor our Board of Directors will make any recommendation as to whether you should tender your Eligible Options for amendment or replacement. You must make your own decision whether to tender your Eligible Options, after taking into account your own

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personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A (and similar state tax laws) may apply to your Eligible Options if they are not amended or replaced pursuant to this Offer, and you will be solely responsible for any taxes, interest or penalties you may incur under Section 409A (and such state tax laws). For that reason, we recommend that you consult with your personal tax, financial and legal advisors to determine the consequences of accepting or declining the Offer.

Shares of our common stock are quoted on the Nasdaq Global Select Market under the symbol “NOVL.” On July 2, 2007, the last reported sale price of our common stock on the Nasdaq Global Select Market was $7.88 per share. Neither the exercise price originally in effect for each Eligible Option nor the Adjusted Exercise Price for each such option is meant to reflect our view of what the trading price of our common stock will be in the short, medium or long term.

You should direct questions about the Offer or requests for assistance or for additional copies of this document, the related Tender Offer Statement on Schedule TO or the Election Form to Betty DePaola in Shareholder Services at bdepaola@novell.com.

We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this document, the related Tender Offer Statement on Schedule TO or the related Election Form. If anyone makes any representation or gives you any information that is different from the representations and information contained in this Offer, the related Tender Offer Statement on Schedule TO or the related Election Form, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Options pursuant to the Offer. If anyone makes any recommendation to you, you must not rely upon that recommendation as having been authorized by us. You should rely only on the representations and information contained in this Offer, the related Tender Offer Statement on Schedule TO and the related Election Form to which we have referred you.

The Offer has not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state or foreign securities commission nor has the SEC or any state or foreign securities commission passed upon the accuracy or adequacy of the information contained in this Offer. Any representation to the contrary is a criminal offense. We recommend that you consult with your personal tax advisor to determine the tax consequences of electing to participate or not participate in the Offer.

IMPORTANT INFORMATION

If you wish to tender one or more of your Eligible Options for amendment or replacement, you must properly complete and sign the Election Form in accordance with the applicable instructions for that form and timely submit that document and any other required documents to us. You can complete this process online by accessing your personalized Election Form through the Shareholder Services site on Novell’s Innerweb at http://innerweb.novell.com/organizations/finance/shareholderservices. We strongly encourage you to complete and submit an Election Form even if you do not want to accept this Offer with respect to any of your Eligible Options.

The key dates to remember in connection with the Offer are as follows:

The commencement date of the Offer is July 3, 2007.

The Offer will expire at 11:59 pm Eastern Time on August 3, 2007 (unless we extend the Offer).

The Eligible Options will be amended or replaced on August 3, 2007 (unless we extend the Offer).

The Cash Bonus for Amended Options will become payable on the Company’s first regular payroll date in January 2008.

We are not making the Offer to, nor will we accept any tender of Eligible Options on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any option tender would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to legally make the Offer to option holders in any such jurisdiction.

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TABLE OF CONTENTS

		Page

INDEX TO SUMMARY TERM SHEET		1
SUMMARY TERM SHEET		2
CERTAIN RISKS RELATED TO PARTICIPATING IN THE OFFER		11
THE OFFER		12
1.	ELIGIBLE OPTIONEES; ELIGIBILE OPTIONS; AMENDMENT OF ELIGIBLE OPTIONS AND CASH BONUS; CANCELLATION OF ELIGIBLE OPTIONS AND GRANT OF NEW OPTIONS; EXPIRATION DATE; ADDITIONAL CONSIDERATIONS	12
2.	PURPOSE OF THE OFFER	16
3.	STATUS OF ELIGIBLE OPTIONS NOT AMENDED OR REPLACED	19
4.	PROCEDURES FOR TENDERING ELIGIBLE OPTIONS	19
5.	WITHDRAWAL RIGHTS	21
6.	ACCEPTANCE OF ELIGIBLE OPTIONS FOR AMENDMENT OR REPLACEMENT AND COMMITMENT TO PAY CASH BONUS	21
7.	CONDITIONS OF THE OFFER	21
8.	PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS	23
9.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF AMENDED OPTIONS OR NEW OPTIONS	24
10.	AMENDED OPTIONS AND NEW OPTIONS WILL NOT DIFFER FROM ELIGIBLE OPTIONS	27
11.	INFORMATION CONCERNING NOVELL	27
12.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS; AND MATERIAL AGREEMENTS WITH DIRECTORS AND OFFICERS	29
13.	STATUS OF OPTIONS ACCEPTED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER	30
14.	LEGAL MATTERS; REGULATORY APPROVALS	30
15.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	31
16.	EXTENSION OF THE OFFER; TERMINATION; AMENDMENT	31
17.	FEES AND EXPENSES	32
18.	ADDITIONAL INFORMATION	32
19.	FORWARD-LOOKING STATEMENTS; MISCELLANEOUS	33

SCHEDULE I	INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF NOVELL, INC
SCHEDULE II	BENEFICIAL OWNERSHIP OF NOVELL SECURITIES BY NOVELL DIRECTORS AND EXECUTIVE OFFICERS

INDEX TO SUMMARY TERM SHEET

Question		Page

1.	WHAT IS THE OFFER?	2
2.	WHY IS NOVELL MAKING THE OFFER?	3
3.	WHO IS ELIGIBLE TO PARTICIPATE IN THE OFFER?	3
4.	WHICH OPTIONS ARE ELIGIBLE FOR AMENDMENT OR REPLACEMENT PURSUANT TO THE OFFER?	3
5.	ARE NOVELL EXECUTIVE OFFICERS AND NON-EMPLOYEE BOARD MEMBERS ELIGIBLE TO PARTICIPATE IN THE OFFER?	4
6.	ARE OPTIONEES RESIDENT OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE IN THE OFFER?	4
7.	WHAT ARE THE COMPONENTS OF THE OFFER?	4
8.	WHAT HAPPENS IF I AM NOT AN EMPLOYEE ON THE EXPIRATION DATE?	4
9.	WHAT ARE THE TAX CONSEQUENCES OF AN OPTION SUBJECT TO SECTION 409A?	5
10.	WHAT ARE THE TAX CONSEQUENCES IF I ACCEPT THE OFFER?	6
11.	HOW WILL MY CASH BONUS BE TAXED?	6
12.	WHAT ARE THE TAX CONSEQUENCES IF I DO NOT ACCEPT THE OFFER?	7
13.	WHAT SECURITIES ARE SUBJECT TO THE OFFER?	7
14.	AM I REQUIRED TO PARTICIPATE IN THE OFFER?	7
15.	DO I HAVE TO ACCEPT THE OFFER WITH RESPECT TO ALL OF MY ELIGIBLE OPTIONS OR MAY I ACCEPT THE OFFER WITH RESPECT TO ONE OR MORE SELECTED OPTIONS?	7
16.	WILL THE TERMS AND CONDITIONS OF MY AMENDED OPTIONS OR NEW OPTIONS BE THE SAME AS THOSE ORIGINALLY IN EFFECT FOR MY ELIGIBLE OPTIONS?	7
17.	WHEN WILL MY ELIGIBLE OPTION BE AMENDED OR REPLACED?	8
18.	WHAT HAPPENS IF THE FAIR MARKET VALUE OF THE NOVELL COMMON STOCK ON THE EXPIRATION DATE IS LESS THAN THE FAIR MARKET VALUE PER SHARE OF SUCH STOCK ON THE REVISED MEASUREMENT DATE OF THE ELIGIBLE OPTION?	8
19.	WHEN CAN I EXERCISE MY AMENDED OPTIONS OR NEW OPTIONS?	8
20.	WHAT IF I EXERCISE MY ELIGIBLE OPTIONS AFTER I ACCEPT THE OFFER BUT BEFORE AMENDMENT OR REPLACEMENT?	8
21.	WILL MY AMENDED OPTIONS OR NEW OPTIONS BE INCENTIVE STOCK OPTIONS OR NONSTATUTORY OPTIONS?	8
22.	WHEN MAY I EXERCISE THE PORTION OF MY OPTIONS THAT WAS VESTED AS OF DECEMBER 31, 2004?	9
23.	WHAT ARE THE CONDITIONS TO THE OFFER?	9
24.	WHEN DOES THE OFFER EXPIRE?	9
25.	CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?	9
26.	HOW AND WHEN DO I TENDER MY ELIGIBLE OPTIONS?	9
27.	DURING WHAT PERIOD OF TIME MAY I CHANGE MY ELECTION WITH RESPECT TO MY ELIGIBLE OPTIONS?	10
28.	WHAT DOES NOVELL THINK OF THE OFFER?	10
29.	WHAT ARE SOME OF THE KEY DATES TO REMEMBER?	10
30.	WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?	10

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this document and the accompanying Election Form. The information in this summary and in the introductory pages preceding this summary is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of this document and in the accompanying Election Form. We have included page references to the relevant sections of the document where you can find a more complete description of the topics addressed in this summary term sheet.

1.	WHAT IS THE OFFER?

The Offer is a voluntary opportunity for eligible optionees to elect to have certain outstanding options amended to increase their exercise price and receive a cash bonus with respect to such amendment related to the amount of the increase in the exercise price or, in certain cases, to have their options cancelled and replaced with new options.

For purposes of this Offer, you should be familiar with the following terms.

“Adjusted Exercise Price” is the new exercise price per share that will be in effect for any tendered Eligible Option that is amended pursuant to the Offer and will be equal to the lower of (i) the Fair Market Value per share of our common stock on the Revised Measurement Date applicable to that option, and (ii) the Fair Market Value per share of our common stock on the Expiration Date. However, if the Adjusted Exercise Price as so determined would be the same or lower than the exercise price per share originally in effect for the Eligible Option, then that option will, on the Expiration Date, be cancelled and immediately replaced with a new option that is exactly the same as the cancelled option, with the same exercise price per share, vesting schedule and expiration date, but with a new grant date.

Accordingly, the exercise price for a tendered Eligible Option that we amend or replace pursuant to the Offer will fall within one of the three following categories:

(i) Full Increase:  increased to the Fair Market Value per share of our common stock on the Revised Measurement Date determined for that option for financial accounting purposes;

(ii) Partial Increase:  increased to the lower Fair Market Value per share of our common stock on the Expiration Date; or

(iii) No Increase:  the Eligible Option will be cancelled and a New Option granted in replacement of that option with the same exercise price per share.

“Amended Option” will mean an Eligible Option that has been amended pursuant to the Offer to increase the exercise price per share for the common stock purchasable under that option to the Adjusted Exercise Price determined for such option.

“Amendment Agreement” will mean the Stock Option Amendment Agreement that will document the Adjusted Exercise Price for each of your Amended Options and evidence our unconditional obligation to pay the Cash Bonus with respect to those Amended Options.

“Cash Bonus” is the special cash bonus to which each Eligible Optionee will become entitled if the original exercise price of one or more of his or her Eligible Options is increased pursuant to the Offer. The amount of the Cash Bonus payable with respect to each such Eligible Option will be determined by multiplying (i) the amount by which the Adjusted Exercise Price exceeds the exercise price per share originally in effect for the Eligible Option by (ii) the number of shares of Novell common stock purchasable under that option at the Adjusted Exercise Price.

“Eligible Option” is an option that (i) was granted under the Novell, Inc. 1991 Stock Plan, the Novell, Inc. 2000 Stock Plan or the Novell, Inc. 2000 Nonstatutory Stock Option Plan, (ii) has a Revised Measurement Date, (iii) was unvested, in whole or in part, as of December 31, 2004, (iv) is held by an Eligible Optionee and (v) is outstanding on the expiration date of the Offer.

“Eligible Optionee” is each person who is, on the expiration date of the Offer, a current employee of Novell (or a subsidiary of Novell) and subject to income taxation in the United States with respect to his or her Eligible Options.

“Expiration Date” means 11:59 p.m. Eastern Time on August 3, 2007, unless we decide to extend the period of time during which the Offer will remain open, in which event the term “Expiration Date” will refer to the latest time and date at which the Offer, as so extended, expires.

“Fair Market Value” per share of Novell common stock on any relevant date will be deemed to be equal to the closing selling price per share of such stock on the last market trading day prior to that date on the Nasdaq Global Select Market.

“New Option” will mean the option granted on the Expiration Date in replacement of a tendered Eligible Option with an original exercise price per share at or above the Adjusted Exercise Price determined for that option. The New Option will be exactly the same as the cancelled option, with the same exercise price per share, vesting schedule and expiration date, but will have a new grant date. The New Option will be evidenced by a new stock option agreement that replaces the option agreement in effect for the cancelled option.

“Revised Measurement Date” of an option is the actual measurement date for the option determined for financial accounting purposes as a result of the recently completed review of Novell’s option grant practices.

2.	WHY IS NOVELL MAKING THE OFFER?

As a result of a recently completed review of our option grant practices, we concluded that we used incorrect measurement dates for financial accounting purposes for certain stock options granted between November 1, 1996 and September 16, 2006. These stock options are deemed, for accounting purposes, to have been granted at a discount. One or more of those affected options may also be deemed to have been granted at a discount for tax purposes and may be subject to adverse tax consequences under Section 409A of the Internal Revenue Code (the “Code”), to the extent that they remained unvested on December 31, 2004. Novell decided to offer Eligible Optionees who hold options that may potentially be subject to Section 409A the opportunity to amend or replace each such option to avoid adverse taxation under Section 409A.

3.	WHO IS ELIGIBLE TO PARTICIPATE IN THE OFFER?

You are an Eligible Optionee, and are, therefore, eligible to participate in the Offer if you are a current employee of Novell (or a subsidiary of Novell) on the Expiration Date of the Offer and are subject to income taxation in the United States with respect to your Eligible Options.

4.	WHICH OPTIONS ARE ELIGIBLE FOR AMENDMENT OR REPLACEMENT PURSUANT TO THE OFFER?

An outstanding option to purchase shares of Novell common stock will be eligible for amendment or replacement pursuant to the Offer if that option meets each of the following conditions:

(i) The option was granted under one of the following stock incentive plans (the “Plans”):

•	the Novell, Inc. 1991 Stock Plan,

•	the Novell, Inc. 2000 Stock Plan, or

•	the Novell, Inc. 2000 Nonstatutory Stock Option Plan;

(ii) The option has a Revised Measurement Date;

(iii) All or a portion of the option was unvested as of December 31, 2004;

(iv) The option is held by an individual who is, on the expiration of this Offer, an Eligible Optionee; and

(iv) The option is outstanding on the Expiration Date of this Offer.

An option that meets each of the foregoing conditions will constitute an “Eligible Option” for purposes of the Offer. If only a portion of a particular option grant meets those conditions (i.e. only the portion that was unvested at December 31, 2004), then only that portion will be considered an Eligible Option, and the balance of that option will not be eligible for amendment or replacement pursuant to this Offer. (Page 12)

The grant date indicated for each Eligible Option in the applicable stock option agreement and the exercise price per share originally in effect for that option are set forth on page 13 of this document. Your personalized Election Form accessible through the Shareholder Services site on Novell’s Innerweb at http://innerweb.novell.com/organizations/finance/shareholderservices will also set forth the number of shares of common stock subject to each Eligible Option you hold, the Revised Measurement Date for that option and the Fair Market Value per share of our common stock on that date.

5.	ARE NOVELL EXECUTIVE OFFICERS AND NON-EMPLOYEE BOARD MEMBERS ELIGIBLE TO PARTICIPATE IN THE OFFER?

None of our executive officers or non-employee members of the Novell Board of Directors are eligible to participate in the Offer.

6.	ARE OPTIONEES RESIDENT OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE IN THE OFFER?

Yes. If you are a current employee of Novell (or any subsidiary of Novell) holding an Eligible Option and subject to taxation in the United States with respect to that option, then you are eligible to participate in the Offer even if you are not currently residing in the United States. (Page 12)

7.	WHAT ARE THE COMPONENTS OF THE OFFER?

The Offer is an offer by Novell to amend or replace certain Eligible Options.

If an Eligible Option is amended pursuant to the Offer, then the exercise price of that option will be increased to the lower of (i) the Fair Market Value per share on the Revised Measurement Date applicable to that option for financial accounting purposes and (ii) the Fair Market Value per share of Novell common stock on the Expiration Date. In addition, each Eligible Optionee whose Eligible Options are so amended will become entitled to receive the Cash Bonus from Novell. The amount of the Cash Bonus payable with respect to each Amended Option will be determined by multiplying (i) the amount by which the Adjusted Exercise Price exceeds the exercise price per share originally in effect for that Eligible Option by (ii) the number of shares of our common stock purchasable under that option at the Adjusted Exercise Price. The Cash Bonus will be paid on the Company’s first regular payroll date in January 2008. The delayed payment is required by applicable IRS regulations. The payment when made will be subject to collection of all applicable withholding taxes and other payments required to be withheld by the Company. The Cash Bonus will be paid whether or not you continue in our employ through the payment date. (Page 14)

However, if the Adjusted Exercise Price determined for any tendered Eligible Option would be the same or lower than the exercise price per share originally in effect for that option, then that option will, on the Expiration Date, be cancelled and immediately replaced with a New Option that is exactly the same as the cancelled option, with the same exercise price per share, vesting schedule and expiration date, but with a new grant date. The cancellation and regrant is necessary to evidence the remedial action required under Section 409A in order to avoid the adverse tax consequences of Section 409A with respect to an Eligible Option whose original exercise price is not increased. (Pages 14-15)

8.	WHAT HAPPENS IF I AM NOT AN EMPLOYEE ON THE EXPIRATION DATE?

If you are not an employee of Novell (or any Novell subsidiary) on the Expiration Date of the Offer, then you will not be eligible to participate in the Offer and none of your tendered Eligible Options will be amended or replaced, and you will not be entitled to any Cash Bonus with respect to those options. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the original exercise price per share. If you take no other action to bring those options into compliance with Section 409A, then you may be subject to adverse taxation in the manner discussed below. You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A (and similar state tax laws).

9.	WHAT ARE THE TAX CONSEQUENCES OF AN OPTION SUBJECT TO SECTION 409A?

Section 409A was added to the Code by the American Jobs Creation Act of 2004. Section 409A and the U.S. Treasury regulations issued thereunder provide that a stock option granted with an exercise price per share below the fair market value of the underlying shares on the grant date will, to the extent that option was not vested as of December 31, 2004, be subject to the adverse tax consequences of Section 409A. Unless certain remedial action is taken prior to the earlier of (i) December 31, 2007 or (ii) the date the optionee exercises his or her Eligible Options, Section 409A will subject the optionee to the following adverse tax consequences depending on whether the option is exercised in the 2007 calendar year.

Option Not Exercised in 2007 Calendar Year.  If the optionee does not exercise his or her Eligible Options in the 2007 calendar year, then the optionee will be taxed as follows:

Taxation in Calendar Year 2008.  The optionee will recognize taxable income for the 2008 calendar year in an amount equal to the fair market value of the shares subject to the unexercised Eligible Options (including shares that vested in 2008) on the applicable tax measurement date less the aggregate exercise price payable for those shares. The optionee will have to report that income in his or her tax return filed for the 2008 calendar year even though the Eligible Option is not yet exercised for those shares during that year. The IRS has not yet provided guidance as to the applicable tax measurement date for determining an optionee’s taxable income but it is possible that such date will be the earlier of (i) the date the optionee exercises the Eligible Option during the 2008 calendar year or (ii) December 31, 2008.

Tax Penalty.  In addition to normal income taxes payable on the income recognized under each of the optionee’s Eligible Options on the applicable tax measurement date for the 2008 calendar year, the optionee would also be subject to an additional tax penalty equal to 20% of such income.

Interest Penalty Measured From Year of Vesting.  To the extent the Eligible Option outstanding in the 2008 calendar year vested as to one or more shares during the 2005 calendar year, the optionee will incur an interest penalty payable with his or her tax return for the 2008 calendar year. The interest penalty will be based on the income taxes the optionee would have incurred for the 2005 calendar year had he or she been taxed on the spread which existed on those vested shares on December 31, 2005 (the amount by which the December 31, 2005 fair market value of the shares which vested under the Eligible Option during the 2005 calendar year exceeded the exercise price payable for those shares). For purposes of such calculation, the optionee’s tax rate will be deemed to be 35%, and that tax rate will be applied to the December 31, 2005 option spread on the shares which vested under the Eligible Option during the 2005 calendar year. The income tax amount resulting from such calculation is not actually payable for the 2005 calendar year, but will trigger an interest penalty under Section 409A for the period beginning April 15, 2006 and continuing until the date the optionee pays the accrued interest with his or her taxes for the 2008 calendar year. To the extent the Eligible Option vested as to one or more shares during the 2006 calendar year, the optionee would perform the same calculation based on the December 31, 2006 fair market value of the shares which vested during that year, and the interest penalty would accrue over the period beginning April 15, 2007 and continue until the optionee pays the accrued interest with his or her taxes for the 2008 calendar year. The same calculation would also be applicable for any shares which vested under the Eligible Option during the 2007 calendar year based on the option spread which existed on those particular shares on December 31, 2007, and the interest penalty would accrue from April 15, 2008 until the optionee pays the accrued interest with his or her 2008 calendar year taxes. Finally, there would also be an additional interest penalty with respect to the shares which vested in the 2005, 2006 and 2007 calendar years but remain unexercised in the 2008 calendar year, to the extent their year-end fair market value in each calendar year subsequent to the calendar year of vesting is greater than their year-end fair market value in the immediately preceding calendar year. The interest penalty would accrue until the date the optionee pays that accrued interest with his or her 2008 calendar year taxes.

Vesting in Subsequent Calendar Years.  To the extent an Eligible Option first vests in a calendar year after the 2008 calendar year, the optionee will be subject to income taxation and penalty taxes on the spread which exists between the fair market value of the shares which vest during that year and the exercise price payable for those shares. Such spread will be calculated on the applicable tax measurement date for such year.

Continued Taxation of Vested Shares.  The optionee will be subject to additional income taxation and penalty taxes on any subsequent increases to the fair market value of his or her vested option shares which occur in calendar years after the calendar year in which those shares are first taxed under Section 409A. Such taxation will continue until the optionee exercises the options or those options terminate.

Note:  The IRS has not yet provided any guidance as to how the additional taxable income is to be measured over the period the options remain outstanding after the 2007 calendar year.

Option Exercised in 2007 Calendar Year.  If the optionee exercises an Eligible Option in the 2007 calendar year for the covered shares without first bringing that option into compliance with Section 409A, then the 20% penalty tax under Section 409A with respect to that exercised option will be based on the amount by which the fair market value of the purchased shares at the time of exercise exceeds the original exercise price, and the interest penalties will be based on the spread (the excess of the fair market value per share over the exercise price) which existed at the close of the 2005 and 2006 calendar years on the option shares initially vesting in those years and any additional increase to the 2005 option spread which existed at the end of the 2006 calendar year.

State Taxes.  Certain states, including California, have adopted provisions similar to Section 409A under their tax laws, and for optionees subject to income taxation in such states, the total penalty tax could be up to 40% (a 20% federal penalty tax and up to a 20% state penalty tax).

An example illustrating the applicable tax consequences may be found on Page 17 of this document.

10.	WHAT ARE THE TAX CONSEQUENCES IF I ACCEPT THE OFFER?

If you tender your Eligible Options, you will not recognize any taxable income for U.S. federal income tax purposes at the time of your tender or at the time your Eligible Options are amended to adjust the exercise price or replaced with a New Option.

By amending the exercise prices of your Eligible Options to the applicable Adjusted Exercise Prices or replacing those options with New Options, you will avoid the adverse tax taxation of those options under Section 409A. Accordingly, you will not be subject to taxation under Section 409A on your vested Eligible Options in calendar year 2008 or upon their exercise in calendar year 2007 and as your Amended Options or New Options vest in one or more subsequent calendar years, you will not recognize taxable income with respect to the option shares that vest in those years, and you will not be subject to any 20% penalty tax or any interest penalty under Code Section 409A. You will only be taxed with respect to your Amended Options or New Options when you exercise those options. However, you will recognize taxable income when you receive the Cash Bonus paid with respect to your Amended Options. (Page 31)

If you are subject to the tax laws of other jurisdictions in addition to the United States, there may be additional consequences of participation in the Offer. We will distribute short summaries of some of those consequences with respect to some of the countries where Eligible Optionees are located. If you are subject to the tax laws of jurisdictions outside of the United States, you should also review the summary applicable to such foreign jurisdiction.

All Eligible Optionees, including those who are subject to taxation in foreign jurisdictions, should consult with their own personal tax, financial and legal advisors as to the tax and other consequences of accepting or declining the Offer.

11.	HOW WILL MY CASH BONUS BE TAXED?

You will be taxed upon receipt of the Cash Bonus. The payment will constitute wages for tax withholding purposes. Accordingly, Novell must withhold all applicable U.S. federal, state and local income and employment withholding taxes as well as applicable foreign taxes and payments required to be withheld with respect to such payment. You will receive only the portion of the payment remaining after all those taxes and other amounts have been withheld. (Page 31)

If your Eligible Options are not amended pursuant to the Offer, you will not receive any Cash Bonus with respect to those options. No Cash Bonus will be paid with respect to a New Option because the exercise price for that option will be the same as the exercise price in effect for the tendered Eligible Option it replaces. (Page 15)

12.	WHAT ARE THE TAX CONSEQUENCES IF I DO NOT ACCEPT THE OFFER?

If you choose not to tender your Eligible Options, then you will be subject to the adverse taxation under Section 409A (and similar state tax laws) in the manner discussed above. You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A (and state tax laws). An example illustrating the applicable tax consequences may be found on Page 17 of this document.

13.	WHAT SECURITIES ARE SUBJECT TO THE OFFER?

The Offer covers only Eligible Options. Your personalized Election Form, which is accessible on the Shareholder Services site on Novell’s Innerweb at http://innerweb.novell.com/organizations/finance/shareholderservices, will contain a summary of the Eligible Options that you currently hold, including information relating to the grant number and grant date indicated for each Eligible Option, the number of shares subject to that option, the original exercise price per share in effect for that option, the Revised Measurement Date applicable to that option and the Fair Market Value per share of our common stock on the Revised Measurement Date. (Page 13)

14.	AM I REQUIRED TO PARTICIPATE IN THE OFFER?

No. Participation in the Offer is voluntary. You may choose either to tender your Eligible Options for amendment or replacement pursuant to the Offer or to retain the original exercise prices for those options. If you decide to accept the Offer, you must timely submit a properly completed Election Form for your tendered Eligible Options. (Page 19)

If you choose not to tender your Eligible Options, then you may be subject to the adverse taxation under Section 409A (and similar state tax laws). You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A (and similar state tax laws). (Page 19)

15.	DO I HAVE TO ACCEPT THE OFFER WITH RESPECT TO ALL OF MY ELIGIBLE OPTIONS OR MAY I ACCEPT THE OFFER WITH RESPECT TO ONE OR MORE SELECTED OPTIONS?

If you hold more than one Eligible Option, then you may elect to tender one or more of those options and retain the balance. If you wish to accept this Offer with respect to a particular Eligible Option, you must tender all of that option for amendment or replacement. Please remember that not all of a particular outstanding option grant may be an Eligible Option. Only the portion of that grant that was not vested as of December 31, 2004 constitutes an Eligible Option. (Page 20)

16.	WILL THE TERMS AND CONDITIONS OF MY AMENDED OPTIONS OR NEW OPTIONS BE THE SAME AS THOSE ORIGINALLY IN EFFECT FOR MY ELIGIBLE OPTIONS?

Except for the adjustment to the exercise price per share, each Eligible Option that is amended pursuant to this Offer will continue to remain subject to the same terms and conditions as in effect for such option immediately prior to the amendment. Accordingly, each Amended Option will vest in accordance with the same vesting schedule measured from the same vesting commencement date and will have the same exercise period, option term and other conditions originally in effect for that option. (Page 27)

Each New Option granted pursuant to this Offer will be subject to the same terms and conditions as the tendered Eligible Option it replaces, with the same exercise price per share, vesting schedule and expiration date, but with a new grant date. (Page 27)

17.	WHEN WILL MY ELIGIBLE OPTION BE AMENDED OR REPLACED?

The exercise price for each Eligible Option tendered pursuant to this Offer will be amended to the applicable Adjusted Exercise Price on the Expiration Date. Each Eligible Option that is so amended will be designated an Amended Option. However, each tendered Eligible Option with an original exercise price at or above the Adjusted Exercise Price determined for that option will, on the Expiration Date, be cancelled and immediately replaced with a new option that is exactly the same as the cancelled option, with the same exercise price per share, vesting schedule and expiration date, but with a new grant date. That replacement option will be designated a New Option.

As soon as administratively practicable after the Expiration Date, we will deliver to you a final and complete Amendment Agreement that will reflect the adjustment to the exercise price of each of your Amended Options and our unconditional obligation to pay you on the date of the Company’s first regular payroll date in January 2008 the Cash Bonus calculated for each Amended Option. If any of your tendered Eligible Options are cancelled and replaced with a New Option, then as soon as administratively practicable after the Expiration Date, you will receive a new option agreement for any such New Option granted in replacement of a tendered Eligible Option. (Page 21)

18.	WHAT HAPPENS IF THE FAIR MARKET VALUE OF THE NOVELL COMMON STOCK ON THE EXPIRATION DATE IS LESS THAN THE FAIR MARKET VALUE PER SHARE OF SUCH STOCK ON THE REVISED MEASUREMENT DATE OF THE ELIGIBLE OPTION?

If the Fair Market Value per share of Novell common stock on the Expiration Date is less than the Fair Market Value of such common stock on the Revised Measurement Date applicable to the Eligible Option, then, except as described in the next sentence, the Adjusted Exercise Price for that option will be set at the Fair Market Value per share of Novell common stock on the Expiration Date. However, if that Adjusted Exercise Price would be the same or lower than the exercise price per share originally in effect for the Eligible Option, then that option will, on the Expiration Date, be cancelled and immediately replaced with a New Option with the same exercise price as the cancelled option. (Pages 13-14)

19.	WHEN CAN I EXERCISE MY AMENDED OPTIONS OR NEW OPTIONS?

You may exercise an Amended Option for vested option shares at any time following the Expiration Date and prior to its termination. You may exercise a New Option at any time after grant and prior to termination. However, an Amended Option or a New Option may not be exercised for more than the vested number of shares for which it is at the time exercisable. In addition, any such exercise must comply with our insider trading policies and any interim blackout periods during which sales of our shares are prohibited.

20.	WHAT IF I EXERCISE MY ELIGIBLE OPTIONS AFTER I ACCEPT THE OFFER BUT BEFORE AMENDMENT OR REPLACEMENT?

If you choose to exercise your Eligible Options prior to the Expiration Date, assuming such exercise complies with the existing terms of your Eligible Options, our insider trading policies and any interim blackout periods during which sales of our shares are prohibited, then any election you have made to accept the Offer as to the exercised options will be null and void. Consequently, you may incur adverse tax consequences under Section 409A (and similar state tax laws) with respect to any Eligible Options you exercise prior to the Expiration Date. You will be solely responsible for any taxes, penalties or interest payable under Section 409A (and similar state tax laws).

21.	WILL MY AMENDED OPTIONS OR NEW OPTIONS BE INCENTIVE STOCK OPTIONS OR NONSTATUTORY OPTIONS?

Both the Amended Options and the New Options will be nonstatutory options under U.S. federal income tax laws. Therefore, when you subsequently exercise your Amended Options or New Options, you will recognize immediate taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and Novell must collect the applicable withholding taxes with respect to such income. (Page 31)

If you are subject to the tax laws of other jurisdictions in addition to the United States, there may be additional consequences of participation in the Offer. We will distribute short summaries of some of those consequences with respect to some of the countries where Eligible Optionees are located. If you are subject to the tax laws of jurisdictions outside of the United States, you should also review the summary applicable to such foreign jurisdictions.

22.	WHEN MAY I EXERCISE THE PORTION OF MY OPTIONS THAT WAS VESTED AS OF DECEMBER 31, 2004?

You may exercise the portion of each of your options that was vested as of December 31, 2004 at any time prior to the termination or expiration of that option subject to compliance with our insider trading policies and any interim blackout periods during which sales of our shares are prohibited. Such portion is not subject to the Offer and will not be subject to adverse taxation under Section 409A.

23.	WHAT ARE THE CONDITIONS TO THE OFFER?

The Offer is subject to a number of conditions, including the conditions described in Section 7. The Offer is not conditioned upon the tender of a minimum number of Eligible Options for amendment or replacement. (Page 21)

24.	WHEN DOES THE OFFER EXPIRE?

The Offer will expire on August 3, 2007, at 11:59 p.m. Eastern Time, unless we extend the Offer. (Page 15)

25.	CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If the Offer is extended, we will send you an email or other communication informing you of the extension no later than 9:00 a.m. Eastern Time on the business day immediately following the previously scheduled expiration of the Offer period. (Page 31)

26.	HOW AND WHEN DO I TENDER MY ELIGIBLE OPTIONS?

To tender one or more of your Eligible Options for amendment or replacement pursuant to the Offer, you must log onto the Novell Innerweb at http://innerweb.novell.com using your confidential user name and password. You must then access the Shareholder Services site at http://innerweb.novell.com/organizations/finance/shareholderservices. A link to this site was provided in the email announcing the Offer. This site will provide you with a link to your personalized Election Form. You must check the appropriate box next to each of your Eligible Options to indicate whether or not you elect to tender that option for amendment or replacement in accordance with the terms of the Offer. You must then submit your completed Election Form electronically by clicking on the “Submit” button.

Responses submitted by any other means including hand delivery, regular mail or intercompany mail are not permitted. If you experience any technical difficulties using the website, you should contact Betty DePaola at bdepaola@novell.com.

We strongly encourage you to complete and submit an Election Form even if you do not want to tender any of your Eligible Options.

We intend to confirm the receipt of your initial Election Form and any subsequent changes to your Election Form by email to your Novell email address within two business days after receipt. If you have not received a confirmation within this time period, you should confirm that we have received your submissions by contacting Betty DePaola at bdepaola@novell.com. If we do not have a record of receipt of your submissions, we may request that you show us evidence of those submissions. We recommend that you print and retain a copy of your Election Form and proof of transmittal in case we ask you for evidence of timely submission.

We must receive your completed Election Form before 11:59 p.m. Eastern Time on August 3, 2007. If we extend the Offer beyond that time, you must deliver your completed Election Form before the extended expiration date of the Offer. (Page 19)

We will not accept delivery of any Election Form after expiration of the Offer. If we do not receive a properly completed and duly executed Election Form from you prior to the expiration of the Offer, we will not accept your Eligible Options for amendment or replacement. Those options will not be amended or replaced pursuant to this Offer, and no Cash Bonus will be paid with respect to those options.

We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept all properly and timely tendered Eligible Options that are not validly withdrawn. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept all properly tendered Eligible Options upon the expiration of the Offer, and we will amend or replace those options on the Expiration Date. (Page 20)

27.	DURING WHAT PERIOD OF TIME MAY I CHANGE MY ELECTION WITH RESPECT TO MY ELIGIBLE OPTIONS?

You may change your previously submitted election with respect to one or more of your tendered Eligible Options at any time before 11:59 p.m. Eastern Time on August 3, 2007. If we extend the Offer beyond that time, you may change your election at any time until the extended expiration date of the Offer. To change your election, you must submit a new Election Form. You should print and retain a copy of your revised Election Form and retain it for your records.

We must receive your revised Election Form before 11:59 p.m. Eastern Time on August 3, 2007 (or until any extended expiration of the Offer). You may change your previously submitted election as many times as you like before the expiration of the Offer but you will be bound by the last properly submitted Election Form we receive before the Expiration Date. (Page 21)

28.	WHAT DOES NOVELL THINK OF THE OFFER?

Although our Board of Directors has approved the Offer, neither the Company nor our Board of Directors makes any recommendation as to whether you should tender or refrain from tendering your Eligible Options for amendment or replacement. You must make your own decision whether to tender your Eligible Options, after taking into account your own personal circumstances and preferences. Novell recommends that you consult with your personal tax, financial and legal advisors when deciding whether or not you should tender your Eligible Options. (Page 19)

29.	WHAT ARE SOME OF THE KEY DATES TO REMEMBER?

The commencement date of the Offer is July 3, 2007.

The Offer will expire at 11:59 pm Eastern Time on August 3, 2007 (unless we extend the Offer).

The Eligible Options will be amended or replaced on August 3, 2007 (unless we extend the Offer).

Payment of the Cash Bonus: The Cash Bonus for Amended Options will become payable on the Company’s first regular payroll date in January 2008.

30.	WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

For additional information or assistance, you should contact Betty DePaola at bdepaola@novell.com.

CERTAIN RISKS RELATED TO PARTICIPATING IN THE OFFER

Participating in the Offer involves risks discussed in the Offer and described below. In addition, information concerning risk factors included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2006 and subsequent quarterly reports on Form 10-Q are incorporated by reference herein and may be inspected at, and copies may be obtained from, the places and in the manner described in Section 18 “Additional Information.” You should carefully consider these risks and are encouraged to consult your investment, tax and legal advisors before deciding to participate in the Offer.

Tax-Related Risks.

State and Local Taxes.  The discussion in Section 2 and Section 15 of the Offer describe the material U.S. federal income tax consequences if you participate in the Offer or if you elect not to participate. State and local laws may provide different tax treatment. In addition, certain states, including California, have adopted provisions similar to Section 409A. If you are subject to income taxation in those states, you may incur additional taxes, interest and penalties under such provisions if you do not bring your Eligible Options into compliance.

Tax-related Risks for Residents of Multiple Countries.  If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one country may apply to you as a result of your participation in the Offer. You should be certain to consult your personal tax advisor to discuss these consequences. We will distribute short summaries of some of those consequences with respect to some of the countries where Eligible Optionees are located. If you are subject to the tax laws of jurisdictions outside of the United States, you should also review the summary applicable to such foreign jurisdiction.

All Eligible Optionees should consult with their own personal tax, financial and legal advisors as to the tax and other consequences of their participation in the Offer.

Procedural Risks.

You are responsible for making sure that your Election Form and any subsequent changes to your Form pursuant to which you withdraw or re-tender your Eligible Options is properly received by us prior to the expiration time. We intend to confirm the receipt of your initial Election Form and any subsequent changes to your Election Form by email to your Novell email address within two business days after receipt. If you have not received a confirmation within this time period, you should confirm that we have received your submissions by contacting Betty DePaola at bdepaola@novell.com. If we do not have a record of receipt of your submissions, we may request that you show us evidence of those submissions. We recommend that you keep a copy of your submissions and proof of transmittal in case we ask you for evidence of timely submission.

THE OFFER

1.	ELIGIBLE OPTIONEES; ELIGIBILE OPTIONS; AMENDMENT OF ELIGIBLE OPTIONS AND CASH BONUS; CANCELLATION OF ELIGIBLE OPTIONS AND GRANT OF NEW OPTIONS; EXPIRATION DATE; ADDITIONAL CONSIDERATIONS.

As a result of a recently completed review of our option grant practices, we concluded that we used incorrect grant dates for financial accounting purposes for certain stock options granted between May 4, 2000 and September 13, 2004. These stock options are deemed, for accounting purposes, to have been granted at a discount. One or more of those affected options may also be deemed to have been granted at a discount for tax purposes and may be subject to adverse tax consequences under Section 409A of the Internal Revenue Code (the “Code”), to the extent that they remained unvested on December 31, 2004. Novell decided to offer Eligible Optionees (as defined below) who hold options that may potentially be subject to Section 409A the opportunity to amend or replace each such option to avoid adverse taxation under Section 409A.

Eligible Optionees

Individuals to whom Eligible Options have been granted by Novell will be Eligible Optionees for purposes of the Offer if they are, on the expiration date of the Offer, a current employee of Novell (or any Novell subsidiary) and subject to income taxation in the United States with respect to those options.

None of the non-employee members of our Board of Directors or executive officers are eligible to participate in the Offer.

Eligible Options

An outstanding option to purchase shares of Novell common stock will be eligible for amendment or replacement pursuant to the Offer if that option meets each of the following conditions:

(i) The option was granted under one of the following Novell stock incentive plans (collectively, the “Plans”):

•	the Novell, Inc. 1991 Stock Plan (the “1991 Plan”),

•	the Novell, Inc. 2000 Stock Plan (the “2000 Plan”), or

•	the Novell, Inc. 2000 Nonstatutory Stock Option Plan (the “2000 Nonstatutory Plan”).

(ii) The option has a revised measurement date for financial accounting purposes as a result of the recent review of our option grant practices (the “Revised Measurement Date”).

(iii) All or a portion of the option was unvested as of December 31, 2004.

(iv) The option is held by an individual who is, on the expiration of this offer, an Eligible Optionee.

(v) The option is outstanding on the expiration date of the Offer.

An option that meets each of the foregoing conditions will constitute an “Eligible Option” for purposes of the Offer. If only a portion of the option meets those conditions (i.e. only the portion that was unvested at December 31, 2004), then only that portion will be considered an Eligible Option, and the balance of that option will not be eligible for amendment pursuant to the Offer.

The following chart provides information concerning the grant date indicated in the stock option agreement for each Eligible Option subject to the Offer and the exercise price per share originally in effect for that option. Your personalized Election Form will also set forth the number of shares of our common stock subject to each of your Eligible Options, the Revised Measurement Date for such option and the fair market value per share of our common stock on that date.

Indicated Grant	Original Exercise Price
Date	per Share

5/4/2000	10.62500
1/12/2001	7.65625
2/12/2001	7.75000
4/12/2001	4.24000
6/12/2001	4.70000
7/12/2001	5.02000
9/10/2001	3.92000
9/18/2001	3.72000
1/14/2002	5.21000
5/13/2002	3.25000
8/12/2002	1.82000
10/14/2002	2.12000
8/19/2003	3.67000
11/12/2003	8.00000
12/12/2003	8.91000
12/16/2003	9.13900
1/7/2004	10.68000
1/12/2004	11.26000
9/13/2004	6.42000
4/12/2005	5.91000
10/21/2005	7.16000

Amendment of Eligible Options and Cash Bonus

Subject to the terms and conditions of the Offer, we will amend (or, in certain cases as described below, replace) each Eligible Option that is properly tendered by an Eligible Optionee in accordance with Section 4, and not validly withdrawn in accordance with Section 5, before the Expiration Date (as defined below). The exercise price of each Eligible Option that is amended pursuant to the Offer will be increased to the lower of (i) the Fair Market Value per share of Novell common stock on the Revised Measurement Date applied to that option or (ii) the Fair Market Value per share of our common stock on the Expiration Date. The new exercise price per share will be designated the “Adjusted Exercise Price” and will become effective on the Expiration Date. The option as so amended for the Adjusted Exercise Price will be designated an “Amended Option.” The “Fair Market Value” per share of our common stock on any date will be equal to the closing selling price per share on the last market trading day prior to that date.

To the extent an Eligible Option was vested as of December 31, 2004, that portion of the option would not be subject to taxation under Section 409A and will not be an Eligible Option for purposes of the Offer. Accordingly, the Adjusted Exercise Price would not be in effect for the portion of an affected option that was vested as of December 31, 2004. The Adjusted Exercise Price will apply only to the portion of an affected option that was not vested as of December 31, 2004.

Each Amended Option will continue to vest in accordance with the same vesting schedule measured from the same vesting commencement date originally in effect for that option. No change to the vesting schedule will occur by reason of the amendment. In addition, except for the Adjusted Exercise Price, the other terms and provisions of each Amended Option will be identical to the terms and provisions in effect for each such Eligible Option immediately prior to the amendment incorporating the Adjusted Exercise Price.

Each Eligible Optionee whose Eligible Options are amended pursuant to the Offer will become entitled to a special cash bonus (the “Cash Bonus”) from Novell. The amount of the Cash Bonus payable with respect to each Amended Option will be determined by multiplying (i) the amount by which the Adjusted Exercise Price exceeds the exercise price per share originally in effect for that Eligible Option by (ii) the number of shares of our common stock purchasable under that option at the Adjusted Exercise Price. The Cash Bonus will be paid on the Company’s first regular payroll date in January 2008. The delay in the payment of the Cash Bonus is required by applicable Internal Revenue Service (“IRS”) regulations. The payment, when made, will be subject to the Company’s collection of all taxes and payments required to be withheld by us. The Cash Bonus will be paid whether or not the Eligible Optionee continues in our employ through the payment date.

EXAMPLE 1:  Assume that you were granted an option to purchase 12,000 shares that had a grant date of September 10, 2001 and an exercise price per share of $3.92. That option vests with respect to 25% of the shares on September 10, 2002 and with respect to the remaining shares in 12 equal successive quarterly installments thereafter. As of December 31, 2004, the option was accordingly unvested as to 2,250 of those shares and has not been exercised. Further assume that the Fair Market Value of our common stock was $3.94 per share on the Revised Measurement Date for that option and that the Fair Market Value of our common stock on the Expiration Date is $9.00 per share. The portion of your September 10, 2001 grant that was unvested as of December 31, 2004 constitutes an Eligible Option for purposes of this Offer. No other portion of that option may be tendered pursuant to the Offer.

If you tender the portion constituting your Eligible Option, then that Eligible Option will be amended to increase the exercise price to $3.94 per share for the 2,250 shares subject to the tendered grant. No other change will be made to your September 10, 2001 option. In addition, you will receive a Cash Bonus in the amount of $45.00 determined by multiplying (i) $0.02 (the amount by which the $3.94 Adjusted Exercise Price for that option exceeds the $3.92 per share exercise price previously in effect for that option) by (ii) the 2,250 shares purchasable under the September 10, 2001 option at the $3.94 per share Adjusted Exercise Price.

Your Cash Bonus will become payable on the first regular payroll date in January 2008, subject to collection of all applicable withholding taxes.

EXAMPLE 2:  Assume that you were granted an option to purchase 12,000 shares that had a grant date of November 12, 2003 and an exercise price per share of $8.00. That option vests with respect to 25% of the shares on November 12, 2004 and with respect to the remainder of the shares in 36 equal monthly installments thereafter. As of December 31, 2004, that option was accordingly unvested as to 8,750 of those shares and has not been exercised. Further assume that the Fair Market Value per share of our common stock was $10.62 on the Revised Measurement Date for that option and that the Fair Market Value of our common stock on the Expiration Date is $9.00 per share. The portion of your November 12, 2003 grant that was unvested as of December 31, 2004 constitutes an Eligible Option for purposes of the Offer.

If you tender the portion constituting your Eligible Option, then that Eligible Option will be amended to increase the exercise price to $9.00 per share for the 8,750 shares subject to the tendered grant. No other change will be made to your option. In addition, you will receive a Cash Bonus in the amount of $8,750.00 determined by multiplying (i) $1.00 (the amount by which the $9.00 Adjusted Exercise Price for that option exceeds the $8.00 per share exercise price previously in effect for that option) by (ii) the 8,750 shares purchasable under the option at the $9.00 per share Adjusted Exercise Price.

Your Cash Bonus will become payable on the first regular payroll date in January 2008, subject to collection of all applicable withholding taxes.

Cancellation of Eligible Options and Grant of New Options

If the Adjusted Exercise Price determined for any tendered Eligible Option would be the same or lower than the exercise price per share originally in effect for that option, then that option will, on the Expiration Date, be cancelled and immediately replaced with a New Option that is exactly the same as the cancelled option, with the same exercise price per share, vesting schedule and expiration date, but with a new grant date and that replacement option will be designated a “New Option”. Such cancellation and regrant is necessary to evidence the remedial action required under Section 409A in order to avoid the adverse tax consequences of Section 409A with respect to an Eligible Option whose original exercise price is not increased. No Cash Bonus will be paid with respect to a New Option, because there will be no change to the exercise price.

EXAMPLE:  Assume that you were granted an option to purchase 12,000 shares that had a grant date of January 7, 2004 and an exercise price per share of $10.68. That option vests with respect to 25% of the shares on January 7, 2005 and with respect to the remainder of the shares in 36 successive equal monthly installments thereafter. As of December 31, 2004, that option was unvested as to all 12,000 shares. Further assume that the fair market value per share of our common stock was $10.70 on the Revised Measurement Date for that option. Your entire January 7, 2004 grant constitutes an Eligible Option for purposes of this Offer.

Further assume that you tender your Eligible Option but that the Fair Market Value per share of our common stock on the Expiration Date is $9.00 per share. In that event, your tendered Eligible Option will be cancelled on the Expiration Date, and you will be immediately issued a New Option with an exercise price of $10.68 per share for the 12,000 shares purchasable under the tendered grant. Except for the new grant date, the New Option will be the same as the cancelled Eligible Option it replaces, with the same exercise price per share, vesting schedule and expiration date. Since the exercise price under the New Option will be the same as under the cancelled option, no Cash Bonus will be payable to you with respect to your New Option.

Former Employees

If you are not in the employ of Novell (or any Novell subsidiary) on the Expiration Date, then none of your tendered Eligible Options will be amended or replaced, and you will not be entitled to any Cash Bonus with respect to those options. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the original exercise price per share. If you take no other action to bring those options into compliance with Section 409A, then you will be subject to adverse taxation in the manner discussed in Section 2 below. You will be solely responsible for any taxes, penalties or interest you incur under Section 409A (and similar state tax laws).

Expiration Date

The term “Expiration Date” means 11:59 p.m. Eastern Time on August 3, 2007, unless we decide to extend the period of time during which the Offer will remain open, in which event the term “Expiration Date” will refer to the latest time and date at which the Offer, as so extended, expires. See Section 16 for a description of our rights to extend, delay, terminate and amend the Offer, and Section 7 for a description of conditions to the Offer.

Additional Considerations

In deciding whether to tender one or more Eligible Options pursuant to the Offer, you should know that Novell continually evaluates and explores strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions, and the purchase or sale of assets. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions. We also grant options, restricted stock units and other equity awards in the ordinary course of business to our current and new employees, including our executive officers. Our employees, including our executive officers, from time to time acquire or dispose of our securities. Subject to the foregoing, and except as otherwise disclosed in the Offer or in our filings with the Securities and Exchange Commission (“SEC”), we presently have no plans or proposals that relate to or would result in:

(a) any extraordinary corporate transaction, such as a material merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c) any material change in our present dividend policy or our indebtedness or capitalization;

(d) any change in our present Board of Directors or executive management team, including any plans to change the number or term of our directors or to fill any existing board vacancies or to change the material terms of any executive officer’s employment;

(e) any other material change in our corporate structure or business;

(f) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

(g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “1934 Act”);

(h) the suspension of our obligation to file reports pursuant to Section 15(d) of the 1934 Act;

(i) the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course or pursuant to existing options or other rights; or

(j) any change in our articles of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

2.	PURPOSE OF THE OFFER.

We are making this Offer to amend or replace the Eligible Options because of potential adverse tax consequences that may apply under Section 409A of the Code. Section 409A provides that a stock option granted with a below-market exercise price, to the extent it was not vested as of December 31, 2004, will be subject to adverse income taxation (as described below), unless that option is brought into compliance with Section 409A prior to exercise. Based upon the results of our recently completed review of our option grant practices we concluded that the financial accounting measurement dates for certain stock option grants awarded between November 1, 1996 and September 16, 2006 differed from the measurement dates previously used for such awards. As a result, revised measurement dates were applied to the affected option grants. These revised grant dates may be deemed to be the grant dates of those options for purposes of Section 409A. If they are, one or more of those affected options may also be deemed to be below-market options under Section 409A, to the extent that they remained unvested on December 31, 2004. Novell has decided to offer Eligible Optionees who hold Eligible Options the opportunity to amend or replace each such option and thereby avoid potential taxation of that option under Section 409A.

Unless certain remedial action is taken before the earlier of (i) December 31, 2007 or (ii) the date the optionee exercises his or her Eligible Options, the optionee will be subject to the following adverse tax consequences under Section 409A, depending on whether the option is exercised in the 2007 calendar year.

Option Not Exercised in 2007 Calendar Year.  If the optionee does not exercise his or her Eligible Options in the 2007 calendar year, then the optionee will be taxed as follows:

Taxation in Calendar Year 2008.  To the extent the optionee continues to hold in the 2008 calendar year unexercised Eligible Options that vested prior to that year or vest during that year, the optionee will recognize taxable income for the 2008 calendar year in an amount equal to the fair market value of those shares on the applicable tax measurement date less the exercise price payable for those shares. The optionee will have to report that income in his or her tax return filed for the 2008 calendar year, even though the Eligible Option has not been exercised for those shares during that year. The IRS has not yet provided guidance as to the applicable tax measurement date for determining an optionee’s taxable income, but it is possible that such date will be the earlier of (i) the date the optionee exercises the Eligible Option during the 2008 calendar year or (ii) December 31, 2008.

Tax Penalty.  In addition to normal income taxes payable on the income recognized under the affected options on the applicable tax measurement date for the 2008 calendar year, the optionee would also be subject to an additional tax penalty equal to 20% of the income recognized on such date.

Interest Penalty Measured From Year of Vesting.  To the extent the Eligible Option outstanding in the 2008 calendar year vested as to one or more shares during the 2005 calendar year, the optionee will incur an interest penalty payable with his or her tax return for the 2008 calendar year. The interest penalty will be based on the income taxes the optionee would have incurred for the 2005 calendar year had he or she been taxed on the spread which existed on those vested shares on December 31, 2005 (the amount by which the December 31, 2005 fair market value of the shares which vested under the Eligible Option during the 2005 calendar year exceeded the exercise price payable for those shares). For purposes of such calculation, the optionee’s tax rate will be deemed to be 35%, and that tax rate will be applied to the December 31, 2005 option spread on the shares which vested under the Eligible Option during the 2005 calendar year. The tax amount resulting from such calculation is not actually payable for the 2005 calendar year, but will trigger an interest penalty under Section 409A for the period beginning April 15, 2006 and continuing until the date the optionee pays the accrued interest with his or her taxes for the 2008 calendar year. To the extent the Eligible Option vested as to one or more shares during the 2006 calendar year, the optionee would perform the same calculation based on the December 31, 2006 fair market value of the shares which vested during that year, and the interest penalty would accrue over the period beginning April 15, 2007 and continue until the optionee pays the accrued interest with his or her taxes for the 2008 calendar year. The same calculation would also be applicable for any shares which vested under the Eligible Option during the 2007 calendar year based on the option spread which existed on those particular shares on December 31, 2007, and the interest penalty would accrue from April 15, 2008 until the optionee pays the accrued interest with his or her 2008 calendar year taxes. Finally, there would also be an additional interest penalty with respect to the shares which vested during the 2005, 2006 and 2007 calendar years but remain unexercised in the 2008 calendar year, to the extent their year-end fair market value in each calendar year subsequent to the calendar year of vesting is greater than their year-end fair market value in the immediately preceding calendar year. The interest penalty would accrue until the date the optionee pays that interest penalty with his or her 2008 calendar year taxes.

Vesting in Subsequent Calendar Years.  To the extent an Eligible Option first vests in a calendar year after the 2008 calendar year, the optionee will be subject to income taxation and penalty taxes on the spread which exists between the fair market value of the shares which vest during that year and the exercise price payable for those shares. Such spread will be calculated on the applicable tax measurement date for such year.

Continued Taxation of Vested Shares.  The optionee will be subject to additional income taxation and penalty taxes on any subsequent increases to the fair market value of his or her vested option shares which occur in calendar years after the calendar year in which those shares are first taxed under Section 409A. Such taxation will continue until the optionee exercises the options.

Note:  The IRS has not yet provided any guidance as to how the additional taxable income is to be measured over the period the options remain outstanding after the 2007 calendar year.

Option Exercised in 2007 Calendar Year.  If the optionee exercises an Eligible Option in 2007 without first bringing that option into compliance with Section 409A, then the 20% penalty tax under Section 409A with respect to that exercised option will be based solely on the amount by which the fair market value of the purchased shares at the time of exercise exceeds the original exercise price, and the interest penalties will be based on the spread (the excess of the fair market value per share over the exercise price) on the vested option shares at the close of the 2005 and 2006 calendar years on the option shares initially vesting in those years and any additional increase to the 2005 option spread which existed at the end of the 2006 calendar year.

State Taxes.  Certain states, including California, have adopted provisions similar to Section 409A under their tax laws, and for optionees subject to income taxation in such states, the total penalty tax could be up to 40% (a 20% federal penalty tax and up to a 20% state penalty tax).

The following is an example of the adverse U.S. federal income taxes that may occur under Section 409A if remedial action is not taken to bring the below-market options into compliance with Section 409A:

EXAMPLE.  Optionee was granted an option for 12,000 shares with a grant date of September 10, 2001 and an exercise price of $3.92 per share. The Fair Market Value per share of our common stock on the Revised Measurement Date for that option was $3.94. Assume the option was scheduled to vest with respect to 25% of the shares on September 10, 2002 and with respect to the remaining shares in 12 equal successive quarterly installments thereafter. Unless remedial action under Section 409A is taken before December 31, 2007 (or any earlier exercise of the option for the post-2004 installments), the 2,250 shares as to which the option vested during 2005 would be taxed as follows under Section 409A:

Taxation in Calendar Year 2008:  On the applicable tax measurement date in the 2008 calendar year, the optionee would recognize taxable income equal to the amount by which the fair market value of the 2,250 shares exceeded the exercise price payable for those shares. If we assume that the option is exercised for those 2,250 shares on September 5, 2008, when the fair market value is $10.00 per share, and that such date is the applicable tax measurement date for Section 409A purposes, then the optionee would recognize $13,680.00 of taxable wages (2,250 × ($10.00 − $3.92)) in 2008. In addition, the optionee would incur a 20% penalty tax in the amount of $2,736.00. There would also be an interest penalty assessed with respect to the 2,250 shares which vested in 2005. That interest penalty would be based on the taxes that would have been due on April 15, 2006 had the optionee been taxed at the rate of 35% on the spread which existed on those 2,250 shares on December 31, 2005 (the amount by which the market price of those 2,250 shares on December 31, 2005 exceeded the $3.92 exercise price payable for those shares). The interest penalty on those particular shares would accrue until the optionee pays that interest penalty with his or her 2008 calendar year taxes. There would also be an additional interest penalty with respect to the 2,250 shares which vested during the 2005 calendar year, to the extent their year-end fair market value in each calendar year subsequent to the calendar year of vesting exceeded their year-end fair market value in the immediately preceding year. That interest penalty would accrue until the optionee pays that interest penalty with his or her 2008 calendar year taxes. There will also be the possibility of adverse taxation under the tax laws of the state in which the optionee resides.

Continued Taxation:  If the option is not exercised in the 2008 calendar year, the optionee would still recognize taxable income in that year. It is likely that the amount of taxable income and the 20% penalty tax will be based on the option spread which exists on the 2,250 shares as of December 31, 2008; however, there is at present no actual IRS guidance on the appropriate tax measurement date. In addition, the optionee would continue to be subject to income taxation and the 20% penalty tax in each subsequent calendar year the option remains outstanding after the 2008 calendar year, and the amount of such taxation would be based on any subsequent appreciation in the value of the shares since the last tax measurement date for those shares under Section 409A.

If you elect not to tender your Eligible Options for amendment or replacement pursuant to the Offer, then you will be solely responsible for any taxes, penalties or interest payable under Section 409A and similar state tax laws.

Section 409A only applies to below-market options that were not vested as of December 31, 2004. The portion of any below-market option that was vested as of December 31, 2004 is grandfathered and is therefore not subject to Section 409A.

Pursuant to the U.S. Treasury regulations provided under Section 409A, if you exercised the portion of your stock options that vested in 2005 before the end of that year, you would have avoided any adverse tax consequences under Section 409A with respect to that portion. To avoid any adverse tax consequences under Section 409A with respect to the portion of your currently outstanding stock options that vested after December 31, 2004 (but were not exercised in 2005), you must take remedial action to bring that portion of your options into compliance with the requirements of Section 409A. Novell is now offering you the opportunity to bring your Eligible Options into compliance with Section 409A through the amendment alternative described below.

Under this amendment process, your Eligible Option could be amended to adjust the exercise price to the Adjusted Exercise Price determined for that option. After such amendment, you could exercise that option as you choose, subject only to the existing exercise provisions and option term in effect for such option. A New Option granted in replacement of an Eligible Option should also avoid taxation under Section 409A.

Accordingly, pursuant to the Offer, you may tender each of your Eligible Options to Novell for amendment or replacement. The exercise price per share for each Amended Option will be increased to the Adjusted Exercise Price determined for that option, and that Amended Option should not be subject to the adverse tax consequences under Section 409A described above. Each New Option granted in replacement of a tendered Eligible Option should also avoid taxation under Section 409A.

If you are subject to the tax laws of other jurisdictions in addition to the United States, there may be additional consequences of participation in the Offer. We will distribute short summaries of some of those consequences with respect to some of the countries where Eligible Optionees are located. If you are subject to the tax laws of jurisdictions outside of the United States, you should also review the summary applicable to such foreign jurisdictions.

Neither we nor the Company’s Board of Directors will make any recommendation as to whether you should tender your Eligible Options for amendment or replacement, nor have we authorized any person to make any such recommendation. You must make your own decision whether to tender your Eligible Options, after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A may apply to your Eligible Options if they are not amended or replaced pursuant to the Offer and you will be solely responsible for any taxes, interest or penalties you may incur under Section 409A (and state tax laws). You are urged to evaluate carefully all of the information in the Offer, and we recommend that you consult your personal tax, financial and legal advisors.

3.	STATUS OF ELIGIBLE OPTIONS NOT AMENDED OR REPLACED.

If you choose not to tender your Eligible Options for amendment or replacement, those options will continue to remain outstanding in accordance with their existing terms, and may potentially be subject to adverse tax consequences under Section 409A described in Section 2 above. You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A (and similar state tax laws).

4.	PROCEDURES FOR TENDERING ELIGIBLE OPTIONS.

Proper Tender of Options.  If you are an Eligible Optionee you will receive on the commencement of the Offer an email announcing the Offer with a link to Novell’s Innerweb at http://innerweb.novell.com. Once you log on to the Innerweb using your confidential user name and password, you will be directed to the Shareholder Services site at http://innerweb.novell.com/organizations/finance/shareholderservices. From the Shareholder Services site, you can link to your personalized Election Form. You must use this personalized Election Form if you wish to tender your Eligible Options. The Election Form will contain a personal summary of the Eligible Options that you currently hold, including information relating to the grant number for each Eligible Option, the grant date indicated for that option on the applicable stock option agreement, the number of shares subject to that option, the original exercise price per share in effect for such option, the date that has now been determined to be the Revised Measurement Date for such option and the Fair Market value per share of our common stock on that date.

To validly tender your Eligible Options, you must check the appropriate box next to each of your Eligible Options to indicate whether or not you elect to tender that option for amendment or replacement in accordance with the terms of the Offer. You must then submit your completed Election Form electronically by clicking on the “Submit” button.

Responses submitted by any other means, including hand delivery, regular mail or intercompany mail are not permitted. If you experience technical difficulties with the website, you should contact Betty DePaola at bdepaola@novell.com.

We must receive your Election Form before the Expiration Date. If we extend the Offer beyond that time, we must receive your completed and executed Election Form before the extended Expiration Date of the Offer.

We will not accept delivery of any Election Form after expiration of the Offer.  If we do not receive your properly completed and duly executed Election Form prior to the expiration of the Offer, your Eligible Options will not be amended or replaced pursuant to the Offer, and you will not be eligible for any Cash Bonus.

We strongly urge you to submit an Election Form even if you do not want to tender any of your Eligible Options.

We intend to confirm the receipt of your initial Election Form and any subsequent changes to your Election Form by email to your Novell email address within two business days after receipt. If you have not received a confirmation within this time period, you should confirm that we have received your submissions by contacting

Betty DePaola at bdepaola@novell.com. If we do not have a record of receipt of your submissions, we may request that you show us evidence of those submissions. We recommend that you keep a copy of your submissions and proof of transmittal in case we ask you for evidence of timely submission. You cannot tender only a portion of an Eligible Option, and we will not accept such a partial tender for amendment or replacement. If you hold more than one Eligible Option, then you may elect to tender one or more of those options and retain the remaining the options. Please remember that not all of a particular option grant may be an Eligible Option. Only the portion of that grant that was not vested as of December 31, 2004 may constitute an Eligible Option.

If your Election Form includes any option that is not an Eligible Option or includes only a portion of your outstanding Eligible Option, then we will not accept the tendered option or portion for amendment or replacement, but we do intend to accept for amendment or replacement each properly tendered Eligible Option set forth in the Election Form.

Determination of Validity; Rejection of Option Shares; Waiver of Defects; No Obligation to Give Notice of Defects.  We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any option tender, and we will decide, in our sole discretion, all questions as to (i) the portion of each outstanding option that constitutes an Eligible Option for purposes of the Offer; (ii) the Adjusted Exercise Price to be in effect under each Amended Option, (iii) the number of shares of our common stock purchasable under the Amended Option at the Adjusted Exercise Price, (iv) the amount of the Cash Bonus payable with respect to each Amended Option and (v) the cancellation of tendered Eligible Options with exercise prices at or above the Adjusted Exercise Price determined for that option and the replacement of those cancelled options with New Options. Our determination as to those matters will be final and binding on all parties. We reserve the right to reject any or all option tenders that we determine do not comply with the conditions of the Offer, that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept for amendment or replacement each properly and timely tendered Eligible Option that is not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Eligible Option or any particular Eligible Optionee. No tender of an Eligible Option will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Optionee or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement.  Your tender of an Eligible Option pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will, promptly upon the expiration of the Offer, accept for amendment all properly and timely tendered Eligible Options that have not been validly withdrawn, and we will increase the exercise price per share to the Adjusted Exercise Price determined for that option. However, if the Adjusted Exercise Price determined for any tendered Eligible Option would be the same or lower than the exercise price per share originally in effect for that option, then that option will, on the Expiration Date, be cancelled and immediately replaced with a New Option that is exactly the same as the cancelled option, with the same exercise price per share, vesting schedule and expiration date, but with a new grant date.

Our acceptance of your tendered Eligible Options for amendment or replacement pursuant to the Offer will constitute a binding agreement between us and you subject to the terms and conditions of the Offer. Accordingly, as soon as administratively practicable after the Expiration Date, we will deliver to you a final and complete Amendment Agreement, a form of which is filed as an exhibit to the Tender Offer Statement on Schedule TO filed with the SEC and is available for review on the Shareholder Services site on the Novell Innerweb at http://innerweb.novell.com/organizations/finance/shareholderservices. Schedule I to that Amendment Agreement will indicate the Adjusted Exercise Price in effect for each of your Amended Options and our unconditional obligation to pay you on the Company’s first regular payroll date in January 2008 the Cash Bonus calculated for each Amended Option. If any of your tendered Eligible Options are cancelled and replaced with a New Option, then as soon as administratively practicable after the Expiration Date, you will receive a new stock option agreement for each such New Option granted in replacement of a tendered Eligible Option.

5.	WITHDRAWAL RIGHTS.

You may only withdraw your tendered Eligible Options in accordance with the provisions of this Section 5.

(i) You may withdraw your tendered Eligible Options at any time before 11:59 p.m., Eastern Time, on the Expiration Date of the Offer by following the procedure outlined in Section 5(ii) below. In addition, unless we accept and amend or replace your Eligible Options before 12:00 midnight, Eastern Time, on August 29, 2007 (the 40th business day after the July 3, 2007 commencement date of the Offer), you may withdraw your tendered options at any time thereafter.

(ii) To validly withdraw one or more of your tendered Eligible Options, you must access your personalized Election Form as described in Section 4 above and resubmit it to us in accordance with its instructions.

You may not rescind any withdrawal, and any tendered Eligible Option you withdraw will no longer be deemed tendered for amendment or replacement pursuant to the Offer, unless you properly re-tender your Eligible Options before the Expiration Date by following the procedures described in Section 4. You may change your mind as many times as you want, but you will be bound by the last properly submitted Election Form we receive before the Expiration Date (or extension thereof).

Neither Novell nor any other person is obligated to give notice of any defects or irregularities in any revised Election Form submitted to us, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of revised Election Forms. Our determination of these matters will be final and binding.

6.	ACCEPTANCE OF ELIGIBLE OPTIONS FOR AMENDMENT OR REPLACEMENT AND COMMITMENT TO PAY CASH BONUS.

Subject to the terms and conditions of the Offer, we will, upon the Expiration Date, accept for amendment or replacement all Eligible Options that have been properly tendered by an Eligible Optionee and not validly withdrawn prior to the Expiration Date. For each Amended Option, we will increase the exercise price per share to the applicable Adjusted Exercise Price effective on the Expiration Date. For each tendered Eligible Option that is cancelled pursuant to the Offer, we will grant a New Option in replacement on the Expiration Date, and the shares subject to the cancelled option will again be available for grant under the applicable Plan. If we extend the Expiration Date, then the accepted Eligible Option will be amended or replaced on the extended Expiration Date.

We will provide written or electronic notice of our acceptance to each Eligible Optionee whose tendered Eligible Options we have accepted for amendment or replacement. Such notice may be by email, press release or other means. In addition, we will, as soon as administratively practicable after the Expiration Date, deliver a final and complete Amendment Agreement to each Eligible Optionee whose Eligible Options have been amended pursuant to the Offer. Schedule I to that Amendment Agreement will reflect the increases to the exercise prices of the Amended Options and our unconditional obligation to pay such Eligible Optionee the applicable Cash Bonus for each of his or her Amended Options on the Company’s first regular payroll date in January 2008. Such Cash Bonus will be paid whether or not the Eligible Optionee continues in our employ through the payment date. For each New Option to which a tendering Eligible Optionee becomes entitled, we will deliver a new option agreement to that person as soon as administratively practicable after the grant date.

However, if you are not in the employ of Novell (or any Novell subsidiary) on the Expiration Date, then none of your tendered Eligible Options will be amended or replaced, and you will not be entitled to any Cash Bonus with respect to those options. The tendered options will be returned to you and will remain exercisable in accordance with the terms in effect for them at the time of tender, including the original exercise price per share. You will be solely responsible for any taxes, penalties or interest you may incur under Section 409A (and similar state tax laws).

7.	CONDITIONS OF THE OFFER.

We will not accept any Eligible Options tendered to us for amendment or replacement, and we may terminate or amend the Offer or postpone our acceptance of any Eligible Options tendered to us for amendment or replacement, in each case, subject to Rule 13e-4(f)(5) under the 1934 Act, if at any time on or after July 3, 2007, and prior to the Expiration Date, any of the following events has occurred, or has been reasonably determined by us to have occurred and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission by us), the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with our acceptance of the Eligible Options tendered to us for amendment or replacement:

(a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the amendment of the existing exercise price in effect for some or all of the tendered Eligible Options pursuant to the Offer, the payment of the applicable Cash Bonuses, the cancellation of tendered options and the grant of New Options in replacement thereof or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, financial or other condition, operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

(b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

make the amendment of the tendered Eligible Options or payment of the Cash Bonuses or the cancellation of tendered options and the grant of New Options in replacement thereof illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;

delay or restrict our ability, or render us unable, to accept for amendment or replacement some or all of the tendered Eligible Options;

materially impair the benefits that we hope to convey as a result of the Offer, which we believe would occur as a result of further changes to Section 409A of the Code, the regulations thereunder or other tax laws that would affect the Offer or the Eligible Options; or

materially and adversely affect our business, financial or other condition, operating results, operations or prospects or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

(c) there shall have occurred:

any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

any general suspension of our ability to issue equity under the Plans or pursuant to the registration statement on Form S-8 registering shares of our common stock for issuance under the Plans;

any significant change in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, financial or other condition, operating results, operations or prospects or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;

in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

any decline in either the Dow Jones Industrial Average, the Nasdaq Global Select Market or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on July 2, 2007;

(d) there shall have occurred any change in generally accepted accounting standards or the application or interpretation thereof that could or would require us for financial reporting purposes to record compensation expenses against our operating results in connection with the Offer that would be in excess of any compensation expenses that we would be required to record under generally accepted accounting standards in effect at the time we commence the Offer;

(e) a tender or exchange offer with respect to some or all of our outstanding common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

any person, entity or “group,” within the meaning of Section 13(d)(3) of the 1934 Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before July 3, 2007;

any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before July 3, 2007 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

(f) any change or changes shall have occurred in our business, financial or other condition, assets, operating results, operations, prospects or stock ownership or that of our subsidiaries as a result of unforeseen, extraordinary events beyond our control that, in our reasonable judgment, is or may be material to us or our subsidiaries or otherwise makes it inadvisable for us to proceed with the Offer; or

(g) any rules, regulations or actions by any governmental authority, the Nasdaq Global Select Market, or other regulatory or administrative authority of any national securities exchange have been enacted, enforced or deemed applicable to Novell that makes it inadvisable for us to proceed with the Offer.

The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Our failure at any time to exercise any of these rights may be deemed a waiver of such rights and any waiver of a material condition would require that at least five business days remain in the Offer following the date of the waiver. Any determination we make concerning the events described in this Section 7 may be challenged by an Eligible Optionee only in a court of competent jurisdiction. A non-appealable determination with respect to such matter by a court of competent jurisdiction will be final and binding upon all persons.

8.	PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

There is no established trading market for the Eligible Options or any other options granted under our Plans.

Our common stock is quoted on the Nasdaq Global Select Market under the symbol “NOVL.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock on the Nasdaq Global Select Market.

	High	Low

Fiscal Year Ending October 31, 2007
Third Quarter (through July 2, 2007)	8.26	7.02
Second Quarter	7.63	6.18
First Quarter	7.35	5.70
Fiscal Year Ended October 31, 2006
Fourth Quarter	6.98	5.75
Third Quarter	8.56	5.73
Second Quarter	9.83	7.00
First Quarter	9.81	7.17
Fiscal Year Ended October 31, 2005
Fourth Quarter	7.77	5.80
Third Quarter	6.69	5.68
Second Quarter	6.23	4.94
First Quarter	7.70	5.49

On July 2, 2007 the last reported sale price of our common stock on the Nasdaq Global Select Market was $7.88 per share.

The price of our common stock has been, and in the future may be, volatile and could decline. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies, and that have often been unrelated or disproportionate to the operating performance of these companies.

9.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF AMENDED OPTIONS OR NEW OPTIONS.

Consideration.  If we accept the tender of your Eligible Options for amendment, the exercise price per share will be increased to the Adjusted Exercise Price determined for each such option. Except for such Adjusted Exercise Price, all the terms and provisions in effect for the Eligible Option at the time of tender will continue in effect after the amendment. Accordingly, each Amended Option will continue to vest in accordance with the same vesting schedule measured from the same vesting commencement date originally in effect for each such option, and the exercise period and expiration date for each option will also remain unchanged. However, if the Adjusted Exercise Price as so determined would be the same or lower than the exercise price per share originally in effect for the Eligible Option, then that option will, on the Expiration Date, be cancelled and immediately replaced with a New Option that is exactly the same as the cancelled option, with the same exercise price per share, vesting schedule and expiration date, but with a new grant date.

Should you accept this Offer, then with respect to each of your Eligible Options that is amended to increase the exercise price per share to the Adjusted Exercise Price determined for that option, you will be eligible to receive the special Cash Bonus. The Cash Bonus will be paid from our general assets on the Company’s first regular payroll date in January 2008, and you will be a general creditor of Novell with respect to the Cash Bonus. No Cash Bonuses will be paid with respect to any New Option granted in replacement of a tendered Eligible Option, because the exercise price will be the same as in effect for the cancelled option it replaces.

If all Eligible Options tendered pursuant to the Offer are amended, then the resulting Amended Options and New Options will cover approximately 1,948,829 shares of our common stock, which represents approximately 1% of the total number of shares of our common stock outstanding as of July 2, 2007, and the Cash Bonuses payable pursuant to this Offer will be in the total maximum dollar amount of approximately $172,675, assuming the exercise price of each tendered Eligible Option is increased to the Fair Market Value per share on the revised measurement date for that option.

Terms of Amended Options or New Options.  The amendment or replacement of the tendered Eligible Options pursuant to the Offer will not create any contractual or other right of the tendering Eligible Optionees to receive any future grants of stock options, restricted stock units or other stock-based compensation. This Offer does not change the “at-will” nature of an Eligible Optionee’s employment with us, and an Eligible Optionee’s employment may be terminated by us or by the Eligible Optionee at any time, for any reason, with or without cause. The employment of Eligible Optionees outside the United States may be terminated subject to the requirements of local law and the terms of any employment agreement.

The Eligible Options have all been granted pursuant to the Plans. Each Amended Option will continue to remain outstanding under the Plan under which it was originally granted; each New Option will be granted under the Plan under which the cancelled option was granted.

The following is a description of the principal features of the Plans. The principal features of the Plans are substantially the same to the extent they apply to option grants, except as otherwise noted in the description below. The description of the Plans is subject to, and qualified in its entirety by reference to, all the provisions of the applicable plan and the form stock option agreement in effect for the Eligible Options granted under the Plans. The 1991 Plan, the 2000 Plan and the form stock option agreements for the 1991 Plan and the 2000 Plan have been filed as exhibits to the Schedule TO. The 2000 Nonstatutory Plan has been filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-8 filed with the SEC on August 6, 2002 and the form stock option agreement for the 2000 Nonstatutory Plan has been filed as an exhibit to the Schedule TO. Copies of the 1991 Plan, the 2000 Plan and the 2000 Nonstatutory Plan and the stock option agreement for each Plan are available on the Shareholder Services site on the Novell Innerweb at http://innerweb.novell.com/organizations/finance/shareholderservices. Please contact us at 1735 Technology Drive, Suite 790, San Jose, California 95110, Attn: Shareholder Services to receive a copy of each Plan document and the form of stock option agreement for each Plan. We will promptly furnish you copies of those documents at our expense. The Amendment Agreement to be used to evidence the adjustment to the exercise price of each Eligible Option amended pursuant to the Offer and the stock option agreement to be used to evidence each New Option granted in replacement of an Eligible Option cancelled pursuant to the Offer have been filed with the SEC as exhibits to the Schedule TO.

Summary of Plans.  The following is a description of the principal provisions of the Plans that apply to nonstatutory option grants made under the Plans, including the Eligible Options.

Administration.  The Compensation Committee of our Board of Directors has the authority to grant stock options under and administer each Plan. The Option Grant Committee has been delegated the authority to grant stock options to individuals other than our officers and directors.

Share Reserve.  A total of 80,277,265 shares, 16,000,000 shares and 28,000,000 shares of Novell common stock have been reserved for issuance over the term of the 1991 Plan, the 2000 Plan and the 2000 Nonstatutory Plan, respectively. As of July 2, 2007, options to purchase 25,178,893 shares, 2,270,899 shares and 10,117,323 shares of common stock were outstanding under the 1991 Plan, the 2000 Plan and the 2000 Nonstatutory Plan, respectively. The shares of common stock issuable under each Plan may be drawn from shares of our authorized but unissued common stock or from shares of our common stock that we reacquire, or a combination thereof.

Eligibility.  Officers, employees and consultants in our service or in the service of our subsidiaries are eligible to receive option grants under each Plan.

Option Terms.  Each granted option has an option term and exercise price per share determined by the plan administrator. The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the grant date. Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options to the extent exercisable for vested shares. In general, that limited period will expire sixty (60) days following the optionee’s cessation of service, unless such cessation of service occurs by reason of the optionee’s death or permanent disability. In that event, the limited exercise period will expire twelve (12) months after such cessation of service. In no event, however, may any option be exercised after the expiration of the term in effect for that option.

Merger or Asset Sale.  Subject to the 1991 Plan’s change in control provisions described below, in the event of a merger of Novell with or into another corporation or the sale of substantially all of Novell’s assets, each option will be assumed or an equivalent option substituted by the successor corporation (or parent or subsidiary). In the event the successor corporation does not assume or substitute the option, that option will become fully vested; any such accelerated option may be exercised during the period specified by the Plan Administrator and will terminate upon expiration of such period.

Change in Control.  In the event Novell should undergo a change in control (as defined below), then unless otherwise determined by our Board of Directors, each option under the 1991 Plan will become fully vested and exercisable and will be terminated in exchange for a cash payment per option share equal to the “Change in Control Price” less the option exercise price per share. The 2000 Plan and 2000 Nonstatutory Plan do not provide for change in control provisions except upon a merger or asset sale as described above.

A change in control means (i) the acquisition by any person (as defined in the 1991 Plan) other than the Company, a subsidiary, or a Company employee benefit plan or trustee thereof, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or (ii) stockholder approved merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or stockholder approved of an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets, or (iii) a change in the composition of the Board of Directors of the Company, as a result of which fewer than a majority of the directors are Incumbent Directors.

“Incumbent Directors” means directors who either (A) are directors of the Company as of the date the 1991 Plan is approved by the stockholders, or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

“Change in Control Price” shall be, as determined by the Board of Directors, (i) the highest fair market value of a share of the Company’s common stock within the 60-day period immediately preceding the date of determination of the Change in Control Price by the Board of Directors (the “60-Day Period”), or (ii) the highest price paid or offered per share of the Company’s common stock, as determined by the Board, in any bona fide transaction or bona fide offer related to the Change in Control of the Company, at any time within the 60-Day Period, or (iii) such lower price as the Board of Directors, in its discretion, determines to be a reasonable estimate of the fair market value of a share of the Company’s common stock.

Shareholder Rights and Option Transferability.  No optionee will have any shareholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. Options are not assignable or transferable other than by will or the laws of descent and distribution following optionee’s death, and during the optionee’s lifetime, the option may only be exercised by the optionee.

Changes in Capitalization.  In the event of an increase or decrease in the number of issued shares of our common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock or any other increase or decrease in the number of issued shares of common stock effected without our receipt of consideration, proportional adjustments will be made to (i) the maximum number of shares issuable under the Plan, and (ii) the number of shares and the exercise price per share in effect under each outstanding option. All such adjustments will be made in such manner as the Board of Directors deems appropriate and such adjustments shall be final, binding and conclusive.

Amendment and Termination.  Our Board of Directors may amend or terminate the Plans at any time, subject to any required stockholder approval. However, any amendment or modification that would impair the rights of the option holder will require the consent of that person.

Taxation of Nonstatutory Stock Options.  An optionee will not recognize taxable income for U.S. federal income tax purposes upon the grant of a non-statutory option. In general, an optionee will recognize ordinary income in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for our taxable year in which ends the calendar year in which such ordinary income is recognized by the optionee.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that consequences of more than one country may apply to you as a result of your receipt, vesting or exercise of an option grant. You should be certain to consult your personal tax advisor to discuss these consequences. We will distribute short summaries of some of those consequences with respect to some of the countries where Eligible Optionees are located. If you are subject to the tax laws of jurisdictions outside of the United States, you should also review the summary applicable to such foreign jurisdictions.

Accounting Treatment of the Plans.

In accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123R (revised 2004) (“FAS 123R”), which we adopted on November 1, 2005, the stock options that we grant to our employees under the 1991 Plan, the 2000 Plan and the 2000 Nonstatutory Plan must be valued, under an appropriate valuation formula, at their fair value as of the grant date, and that fair value must then be charged as a compensation expense against our reported earnings over the designated vesting period of the award. Similar option expensing will be required for any unvested options outstanding under the 1991 Plan, the 2000 Plan and the 2000 Nonstatutory Plan on the November 1, 2005 effective date of FAS 123R, with the grant date fair value of those unvested options to be expensed against our earnings over the remaining vesting period.

Please see Section 13 for a discussion of the accounting treatment of the Offer.

10.	AMENDED OPTIONS AND NEW OPTIONS WILL NOT DIFFER FROM ELIGIBLE OPTIONS.

Except for the Adjusted Exercise Price, all the terms and provisions in effect for the Eligible Option at the time of tender will continue in effect if that option is amended pursuant to the Offer. Accordingly, each Amended Option will continue to vest in accordance with the vesting schedule originally in effect for that option at the time of the amendment, and the exercise period and option term for that Amended Option will also remain unchanged.

Each New Option will be exactly the same as the cancelled Eligible Option it replaces, with the same exercise price, vesting schedule and expiration date, but it will have a new grant date.

11.	INFORMATION CONCERNING NOVELL.

Novell is a global infrastructure software and services company. We help customers lower costs, manage complexity and mitigate risk, allowing them to focus on business innovation and growth. Our singular focus is providing global leadership in enterprise-wide operating systems based on Linux and open source, and the security and systems management services required to operate and integrate mixed-source environments. By delivering these solutions to our customers, either directly or through our global network of partners, we are able to help customers drive increased performance from their IT infrastructure at a reduced cost.

In addition to our technology offerings, we offer a worldwide network of consultants, trainers, and technical support personnel to help our customers and partners best utilize our software. We also have partnerships with application providers, hardware and software vendors, and consultants and systems integrators. In this way we can offer a full solution to our customers.

We conduct our business through four product-related business units. Our business unit segments are Open Platform Solutions, Systems and Resource Management, Identity and Security Management and Workgroup. In

addition to these four business units, we also report a Business Consulting segment comprised of our Swiss consulting unit, which mostly conducts general business consulting activities.

We are incorporated in Delaware. Our principal executive offices are located at 404 Wyman Street, Suite 500, Waltham, Massachusetts 02451 and our telephone number is (781) 464-8000.

Financial Information.  The following table sets forth summary consolidated financial data for Novell. The summary historical statement of operations data for the fiscal years ended October 31, 2006, 2005 and 2004 and the interim period ended April 30, 2007 and the summary historical balance sheet data as of October 31, 2006 and 2005 and April 30, 2007 have been derived from the consolidated financial statements included in our Annual Report for the fiscal year ended October 31, 2006 (the “2006 Form 10-K”) and our Quarterly Report on Form 10-Q for the period ended April 30, 2007, which financial statements are incorporated by reference herein, except that the information in the table differs from the financial statements in our 2006 Form 10-K, which were audited by PricewaterhouseCoopers, LLP, our independent registered public accounting firm because it reflects the disposition of our U.K.-based Salmon Ltd. (“Salmon”) business consulting unit as a discontinued operation for all of the periods presented. We sold Salmon during the second quarter of fiscal 2007 and reflected Salmon as a discontinued operation in the financial statements included in our Quarterly Report on Form 10-Q for the period ended April 30, 2007.

The information presented below should be read together with the complete financial statements and notes related thereto as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the 2006 Form 10-K filed with the SEC on May 25, 2007 and our Quarterly Report on Form 10-Q for the period ended April 30, 2007, filed with the SEC on June 8, 2007. We have presented the following data in thousands, except per share data.

	Year Ended			Three Months
	October 31, (1)			Ended April 30,
	2006	2005	2004	2007
		(Unaudited)
	(In thousands, except per share data)

CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net Revenue	$946,208	$1,015,417	$997,353	$239,156
Gross Profit	$642,895	$683,866	$680,845	$169,111
Income (loss) from operations	$(40,257)	$423,022	$47,854	$(11,046)
Income (loss) from continuing operations	$6,474	$370,212	$46,552	$(110)
Income (loss) from continuing operations per share (basic)	$0.02	$0.96	0.05	$(0.00)
Income (loss) from continuing operations per share (diluted)	$0.02	$0.84	$0.05	$(0.00)
Net income (loss)	$18,656	$376,722	$57,188	$(2,192)
Net income (loss) per share (basic)	$0.05	$0.98	$0.08	$(0.01)
Net income (loss) per share (diluted)	$0.05	$0.86	$0.08	$(0.01)
Weighted average shares outstanding (basic)	361,174	379,499	381,100	346,492
Weighted average shares outstanding (diluted)	365,659	440,585	390,879	346,492
CONSOLIDATED BALANCE SHEET DATA (AT PERIOD END):
Cash, cash equivalents and short-term investments	$1,466,287	$1,654,904		$1,791,713
Current assets	$1,761,125	$2,009,053		$2,038,098
Non-current assets	$688,598	$752,805		$673,277
Current liabilities	$685,545	$724,152		$688,764
Non-current liabilities	$650,178	$633,315		$892,498
Total stockholders’ equity	$1,104,650	$1,386,486		$1,130,113
Book value per common share	$3.24	$3.64		$3.26

(1)	The information in the table differs from the financial statements in our 2006 Form 10-K because it reflects the disposition of our U.K.-based Salmon Ltd. (“Salmon”) business consulting unit as a discontinued operation for all of the periods presented. We sold Salmon during the second quarter of fiscal 2007 and reflected Salmon as a discontinued operation in the financial statements included in our Quarterly Report on Form 10-Q for the period ended April 30, 2007.

The financial statements and the management’s discussion and analysis of results of operations included in our 2006 Form 10-K differ from the financial statements and the management’s discussion and analysis of results of operations included in our Quarterly Reports on Form 10-Q for the first and second quarters of fiscal 2007 in that the footnotes to those financial statements and management’s discussion and analysis of results of operations present financial information for different segments. Beginning in the first quarter of fiscal 2007, we began operating and reporting our financial results in four new product-related business unit segments and a business consulting segment. The segment information in our 2006 Form 10-K presents financial information for three segments based on geographic area. The following table sets forth the revenue for our new segments for the fiscal years ended October 31, 2006, 2005 and 2004. The table does not include gross profit and operating income information for the new segments for the three fiscal years ending October 31, 2006, 2005 and 2004 because Novell’s historical records captured information relevant to the old segments and it has been impracticable to prepare gross profit and operating income information for the new segments for the three fiscal years ending October 31, 2006, 2005 and 2004 in a timely manner for presentation in the Offer.

	Year Ended October 31,
	2006	2005	2004
	(In thousands)

Open platform solutions	$73,461	$68,742	$41,218
Systems and resource management	174,182	182,136	156,035
Identity and security management	209,938	201,444	176,718
Workgroup	457,533	522,177	583,472
Business consulting	31,094	40,918	39,910

Total Revenue	$946,208	$1,015,417	$997,353

See Section 18 for instructions on how you can obtain copies of our SEC reports that contain the financial statements referenced above.

Ratio of earnings to fixed charges.  The following show our historical ratio of earnings to fixed charges for the two most recent fiscal years adjusted to reflect the disposition of our wholly owned Celerant and Salmon business consulting subsidiaries.

Year Ended	Year Ended
October 31,	October 31,
2006	2005

3.6	38.3

12.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS; AND MATERIAL AGREEMENTS WITH DIRECTORS AND OFFICERS.

A list of the current members of our Board of Directors and executive officers is attached as Schedule I to this document. As of July 2, 2007, our executive officers and directors as a group beneficially owned outstanding options under our various stock plans to purchase a total of 7,116,650 shares of our common stock and restricted stock units under those plans covering an additional 1,104,021 shares of our common stock. That number represented approximately 19.39% of the aggregate number of shares of our common stock subject to all options and restricted stock units outstanding under our various stock plans as of that date.

None of our executive officers or non-employee members of our Board of Directors is eligible to participate in the Offer.

Schedule II attached to this document sets forth a table indicating the beneficial ownership of our common stock by our executive officers and non-employee members of our Board of Directors as of April 30, 2007.

The following executive officers were parties to the following transactions involving Novell common stock conducted during the 60-day period ended July 3, 2007:

•	On May 29, 2007, we issued to Messrs. Dragoon and Russell 11,617 and 3,873 shares of our common stock, respectively, in connection with the vesting of restricted stock units for 17,095 and 5,699 shares, respectively on March 10, 2007. We withheld 5,478 and 1,826 shares, respectively, to satisfy applicable tax withholding requirements.

Except as otherwise described above and other than stock option grants, restricted stock unit awards and other stock-based awards made in the ordinary course to employees who are not executive officers, there have been no transactions in any outstanding options to purchase our common stock or in our common stock that were effected during the 60-day period ended July 3, 2007 by Novell or by any current executive officer, Board member or subsidiary of Novell.

13.	STATUS OF OPTIONS ACCEPTED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

The terms and provisions of each Amended Option will not differ from the terms and provisions in effect for that option at the time of tender, except that the Amended Option will have an exercise price equal to the Adjusted Exercise Price determined for that option. Accordingly, each Amended Option will continue to remain an outstanding option under the particular Plan under which it was originally granted. Each New Option will be exactly the same as the cancelled Eligible Option it replaces, with the same exercise price, vesting schedule and expiration date as the cancelled option, but it will have a new grant date.

Pursuant to the accounting standards in effect under SFAS 123R, we will not recognize additional compensation expense for financial reporting purposes with respect to the amendment of the Eligible Options to increase the original exercise prices in effect for those options to the applicable Adjusted Exercise Prices because there will be no incremental fair value of those options as so modified. The amount of the Cash Bonus, however, will be recognized as compensation expense on the Expiration Date. We will not recognize any additional compensation expense for financial reporting purposes with respect to the cancellation of tendered Eligible Options and the grant of New Options in replacement thereof because there is no incremental fair value to these options as well.

14.	LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our increasing the exercise prices of the Eligible Options to the applicable Adjusted Exercise Prices, paying the Cash Bonuses or canceling tendered options and granting New Options in replacement thereof, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for such amendment to those options, the payment of the Cash Bonuses or the cancellation of tendered options and grant of New Options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of the tendered Eligible Options for amendment or replacement or the payment of the applicable Cash Bonuses pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation to amend or replace Eligible Options is subject to certain conditions, including the conditions described in Section 7.

15.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of the material U.S. federal income tax consequences applicable to the amendment of the Eligible Options and the payment of the Cash Bonuses or the cancellation of tendered options and the grant of New Options in replacement thereof. Foreign, state and local tax consequences are not addressed.

Acceptance of Offer.  If you tender your Eligible Options, you will not recognize any taxable income for U.S. federal income tax purposes at the time of your tender.

Amendment of Option.  The amendment of your Eligible Option to increase the exercise price per share to the Adjusted Exercise Price determined for that option is not a taxable event for U.S. federal income tax purposes.

Cancellation and Grant of New Options.  The cancellation of a tendered Eligible Option and the grant of a New Option in replacement will not be a taxable event for U.S. federal income tax purposes.

Exercise of Amended Option or New Option.  Your Amended Option or New Option will be taxable as a nonstatutory stock option for U.S. federal income tax purposes. Accordingly, upon each exercise of such option, you will recognize immediate taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and Novell must collect the applicable federal, state and local income and employment withholding taxes with respect to such income.

Sale of Acquired Shares.  The subsequent sale of the shares acquired upon the exercise of your Amended Option or New Option will give rise to a capital gain to the extent the amount realized upon that sale exceeds the sum of the (i) exercise price paid for the shares plus (ii) the taxable income recognized in connection with the exercise of your such option for those shares. A capital loss will result to the extent the amount realized upon such sale is less than such sum. The gain or loss will be long-term if the shares are not sold until more than one (1) year after the date the Amended Option or New Option is exercised for those shares.

Cash Bonus.  You will be immediately taxed upon receipt of the Cash Bonus. The payment will constitute wages for tax withholding purposes. Accordingly, Novell must withhold all applicable federal, state and local income and employment withholding taxes, and you will receive only the portion of the payment remaining after those taxes have been withheld.

If you are subject to the tax laws of other jurisdictions in addition to the United States, there may be additional consequences of participation in the Offer. We will distribute short summaries of some of those consequences with respect to some of the countries where Eligible Optionees are located. If you are subject to the tax laws of jurisdictions outside of the United States, you should also review the summary applicable to such foreign jurisdiction.

WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX, FINANCIAL AND LEGAL ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL TAX AND OTHER CONSEQUENCES OF PARTICIPATING IN THE OFFER.

16.	EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance of any Eligible Options for amendment or replacement by giving notice of such extension to the tendering Eligible Optionees and making a public announcement thereof.

We also expressly reserve the right, in our judgment, at any time prior to the Expiration Date, to terminate or amend the Offer and to postpone our acceptance of any tendered Eligible Options for amendment or replacement upon the occurrence of any of the conditions specified in Section 7, by giving written or electronic notice of such termination or postponement to the tendering Eligible Optionees and making a public announcement thereof. Our reservation of the right to delay our acceptance of the tendered Eligible Options and amendment or replacement is limited by Rule 13e-4(f)(5) promulgated under the 1934 Act, which requires that we must pay the consideration offered or return the tendered Eligible Options promptly after termination or withdrawal of the Offer.

Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment will be issued no later than 9:00 a.m. Eastern Time on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to Eligible Optionees in a manner reasonably designated to inform option holders of such change.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the 1934 Act. Those rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will give notice of such action and keep the Offer open for at least ten business days after the date of such notification:

(i) we increase or decrease the amount of consideration offered for the Eligible Options, or

(ii) we decrease the number of Eligible Options eligible to be tendered in the Offer.

17.	FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting submissions of Eligible Options for amendment or replacement pursuant to this Offer.

18.	ADDITIONAL INFORMATION.

We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this document is a part, with respect to the Offer. This document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your Eligible Options for amendment or replacement:

a. our Annual Report on Form 10-K for our fiscal year ended October 31, 2006, filed with the SEC May 25, 2007;

b. our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2007, filed with the SEC on May 25, 2007, and our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2007, filed with the SEC on June 8, 2007;

c. our Current Report on Form 8-K filed with the SEC on May 25, 2007; our Current Report on Form 8-K filed with the SEC on May 30, 2007; our Current Report on Form 8-K filed with the SEC on June 6, 2007; our Current Report on Form 8-K filed with the SEC on June 8, 2007; and

d. the description of our common stock included in our registration statement on Form 8-A, which was filed with the SEC on April 3, 1985, including any amendments or reports we file for the purpose of updating that description.

The SEC file number for these filings is 000-13351. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC’s website at www.sec.gov. These filings may also be examined, and copies may be obtained, at the following SEC public reference room:
100 F Street, N.E.
Washington, D.C. 20549

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

We will also provide without charge to each person to whom a copy of this document is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Novell, Inc.
1735 Technology Drive, Suite 790, San Jose, California 95110
Attn: Shareholder Services

or by contacting Betty DePaola at bdepaola@novell.com.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this document, you should rely on the statements made in the most recent document.

The information relating to Novell in this document should be read together with the information contained in the documents to which we have referred you.

19.	FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.

All statements included or incorporated by reference in this document or our SEC reports referred to above, other than statements or characterizations of historical fact, are “forward-looking statements”. These forward-looking statements are based on our current expectations, estimates, approximations and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” and similar expressions and variations or negatives of these words. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference for Novell in connection with the Offer include, but are not limited to, the accounting treatment of the amendment to the Eligible Options; changes in the trading price of Novell common stock during the Offer; potential claims and proceedings or other developments related to our review of our option grant practices and procedures, such as shareholder litigation and any action by the SEC, U.S. Attorney’s Office or other governmental agency that could result in civil or criminal sanctions against the company and/or certain of our current or former officers, directors or employees, and negative tax or other implications thereof. Our Annual Report on Form 10-K, Quarterly Reports on Forms 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss the foregoing risks as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition. These forward-looking statements speak only as of the date of this Offer. We undertake no obligation to revise or update publicly any forward-looking statement for any reason, except as otherwise required by law.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we intend to make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law or we determine that further efforts to comply are not advisable, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Eligible Options residing in such jurisdiction.

We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this document, the related Tender Offer Statement on Schedule TO or in the related Election Form and Amendment Agreement. If anyone makes any representation to you or gives you any information different from the representations and information contained in this document, the related Tender Offer Statement on Schedule TO or in the related Election Form and Amendment Agreement, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Options pursuant to the Offer. You should rely only on the representations and information contained in this document, the related Tender Offer Statement on Schedule TO or in the related Election Form and Amendment Agreement or to which we have referred you.

NOVELL, INC.	July 3, 2007

SCHEDULE I

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF NOVELL, INC.

The members of the Novell board of directors and the Novell executive officers and their respective positions and offices as of July 2, 2007, are set forth in the following table:

Name	Position and Offices Held

Directors
Thomas G. Plaskett	Chairman of the Board
Ronald W. Hovsepian	Director
Albert Aiello, Jr.	Director
Fred Corrado	Director
Richard L. Crandall	Director
Patrick S. Jones	Director
Claudine B. Malone	Director
Richard L. Nolan	Director
John W. Poduska, Sr.	Director
James D. Robinson, III	Director
Kathy Brittain White	Director
Executive Officers
Ronald W. Hovsepian	President and Chief Executive Officer
Thomas Francese	Executive Vice President, World Wide Sales
Jeffrey M. Jaffe	Executive Vice President and Chief Technology Officer
Alan J. Friedman	Senior Vice President, People
John Dragoon	Senior Vice President and Chief Marketing Officer
Joseph A. LaSala, Jr.	Senior Vice President, General Counsel and Secretary
Colleen O’Keefe	Senior Vice President of Services
Dana C. Russell	Senior Vice President and Chief Financial Officer

The address of each board member and executive officer is c/o Novell, Inc., 404 Wyman Street, Suite 500, Waltham, Massachusetts 02451.

SCHEDULE II
BENEFICIAL OWNERSHIP OF NOVELL SECURITIES BY NOVELL
DIRECTORS AND EXECUTIVE OFFICERS

This table shows, as of April 30, 2007, how many shares of our common stock are beneficially owned by our directors, our named executive officers and our executive officers as a group. There were 346,742,418 shares of common stock outstanding on April 30, 2007.

	Number of
	Outstanding				Total Shares	Percent of
	Shares		Right to	Restricted	Beneficially	Outstanding
Name	Owned(1)		Acquire(2)	Stock(3)	Owned	Shares

Albert Aiello	24,000		137,500	—	161,500	*
Fred Corrado	16,000		137,500	—	153,500	*
Richard L. Crandall	24,100		87,500	—	111,600	*
Ronald W. Hovsepian	101,496		912,916	314,344	1,328,756	*
Patrick Jones	—		—	—	—	—
Claudine B. Malone	19,500		87,500	—	107,000	*
Richard L. Nolan	10,000		312,500	—	322,500	*
Thomas G. Plaskett	15,000		137,500	—	152,500	*
John W. Poduska, Sr.	113,275		202,500	—	315,775	*
James D. Robinson, III	34,751		202,500	—	237,251	*
Kathy Brittain White	4,000		100,000	—	104,000	*
Dr. Jeffrey M. Jaffe	22,902		50,275	73,519	146,696	*
Thomas Francese	30,793		95,833	58,334	184,960	*
Joseph A. LaSala, Jr.	52,463		641,363	17,562	711,388	*
Susan Heystee	16,498	(4)	283,043	—	299,541	*
All current directors and executive officers as a group (19 persons)	574,598	(4)	4,313,733	481,321	5,369,652	1.55%

*	Does not exceed 1% of the outstanding shares.

(1)	The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them except as may be otherwise indicated in a footnote. This table includes vested restricted stock holdings and exclude shares that may be acquired through stock option exercises and unvested restricted common stock holdings.

(2)	Includes shares that can be acquired through stock options that are exercisable through June 29, 2007.

(3)	These shares can be voted, but are subject to a vesting schedule, forfeiture risk and other restrictions.

(4)	Includes shares owned as of April 30, 2007 as well as shares to be issued under restricted stock units that vested during March 2007.